Exhibit C-7

TAX MEASURES:

SUPPLEMENTARY

INFORMATION

©His Majesty the King in Right of Canada (2023)

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F1-23/2022E-2-PDF

Cat No.: 978-0-660-42906-9

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Tax Measures:

Supplementary Information

Table of Contents

Tax Measures: Supplementary Information	1

Overview	3

Personal Income Tax Measures	6

The Grocery Rebate	6

Employee Ownership Trusts	7

Deduction for Tradespeople’s Tool Expenses	9

Registered Education Savings Plans	10

Retirement Compensation Arrangements	11

Registered Disability Savings Plans	12

Taxpayer Information Sharing for the Canadian Dental Care Plan	13

Alternative Minimum Tax for High-Income Individuals	13

Strengthening the Intergenerational Business Transfer Framework	16

Business Income Tax Measures	19

Investment Tax Credit for Clean Hydrogen	19

Clean Technology Investment Tax Credit – Geothermal Energy	24

Labour Requirements Related to Certain Investment Tax Credits	25

Investment Tax Credit for Clean Technology Manufacturing	27

Zero-Emission Technology Manufacturers	29

Investment Tax Credit for Carbon Capture, Utilization, and Storage	30

Flow-Through Shares and Critical Mineral Exploration Tax Credit – Lithium from Brines	35

Tax on Repurchases of Equity	35

General Anti-Avoidance Rule	37

Dividend Received Deduction by Financial Institutions	40

Income Tax and GST/HST Treatment of Credit Unions	40

International Tax Measures	41

International Tax Reform	41

Pillar One – Reallocation of Taxing Rights	41

Pillar Two – Global Minimum Tax	42

Tax Measures: Supplementary Information 1

Sales and Excise Tax Measures	45

GST/HST Treatment of Payment Card Clearing Services	45

Alcohol Excise Duty	46

Cannabis Taxation – Quarterly Duty Remittances	46

Air Travellers Security Charge	47

Customs Tariff Measures	47

Tariff Support for Developing Countries	47

Other Tax Measures	48

Provincial Public Accounting	48

Previously Announced Measures	48

Notices of Ways and Means Motions	51

Notice of Ways and Means Motion to amend the Income Tax Act and the Income Tax Regulations	51

Notice of Ways and Means Motion to amend the Excise Tax Act	71

Notice of Ways and Means Motion to amend the Excise Act, 2001	73

Notice of Ways and Means Motion to amend the Excise Act	75

Notice of Ways and Means Motion to amend the Air Travellers Security Charge Act	77

2

Overview

This annex provides detailed information on tax measures proposed in the Budget.

Table 1 lists these measures and provides estimates of their fiscal impact.

The annex also provides Notices of Ways and Means Motions to amend the Income Tax Act, the Excise Tax Act, the Excise Act, 2001, the Excise Act, the Air Travellers Security Charge Act and draft amendments to various regulations.

In this annex, all references to “Budget Day” are to be read as references to the day on which this Budget is presented.

Tax Measures: Supplementary Information 3

Table 1 Revenue Impacts of Proposed Tax Measures1, [2] (millions of dollars)
	2022– 2023	2023– 2024	2024– 2025	2025– 2026	2026– 2027	2027– 2028	Total
Personal Income Tax

The Grocery Rebate	2,475	-	-	-	-	-	2,475

Employee Ownership Trusts	-	-	2	3	5	10	20

Deduction for Tradespeople’s Tool Expenses	1	2	2	2	2	2	11

Registered Education Savings Plans	-	-	-	-	-	-	-

Retirement Compensation Arrangements	-	23	60	60	60	60	263

Registered Disability Savings Plans	-	1	3	3	3	3	13

Taxpayer Information Sharing for the Canadian Dental Care Plan	-	-	-	-	-	-	-

Alternative Minimum Tax for High-Income Individuals	-	-150	-625	-695	-735	-745	-2,950

Strengthening the Intergenerational Business Transfer Framework	-	-50	-215	-225	-245	-260	-995

Business Income Tax

Investment Tax Credit for Clean Hydrogen	-	90	330	1,150	2,050	1,940	5,560

Clean Technology Investment Tax Credit – Geothermal Energy	-	-	20	25	45	95	185

Labour Requirements Related to Certain Investment Tax Credits	-	-	-	-	-	-	-

Investment Tax Credit for Clean Technology Manufacturing	-	35	1,015	1,020	1,170	1,270	4,510

Zero-Emission Technology Manufacturers	-	-	5	5	5	5	20

Investment Tax Credit for Carbon Capture, Utilization, and Storage	-	45	80	85	135	170	515

Flow-Through Shares and Critical Mineral Exploration Tax Credit – Lithium from Brines	-	3	3	3	3	2	14

Tax on Repurchases of Equity	-	-35	-515	-605	-640	-680	-2,475

General Anti-Avoidance Rule	-	-	-	-	-	-	-

Dividend Received Deduction by Financial Institutions	-	-	-755	-835	-770	-790	-3,150

Income Tax and GST/HST Treatment of Credit Unions	-	-	-	-	-	-	-

4

International Tax Measures

International Tax Reform

Pillar Two – Global Minimum Tax	-	-	-	-	-2,765	-2,365	-5,130

Sales and Excise Tax Measures

GST/HST Treatment of Payment Card Clearing Services	-	-195	-	-	-	-	-195

Alcohol Excise Duty	-	100	105	110	115	120	550

Cannabis Taxation – Quarterly Duty Remittances	-	-	-	-	-	-	-

Air Travellers Security Charge	-	-	-279	-313	-323	-333	-1,248

Customs Tariff Measures

Tariff Support for Developing Countries	-	-	10	40	40	40	130

[1]	A positive amount represents a decrease in revenue; a negative amount represents an increase in revenue.
[2]	A “–” indicates a nil amount, a small amount (less than $500,000) or an amount that cannot be determined in respect of a measure that is intended to protect the tax base.

Tax Measures: Supplementary Information 5

Personal Income Tax Measures

The Grocery Rebate

The Goods and Services Tax Credit (GSTC) helps to offset the impact of the GST on low- and modest-income individuals and families. The GSTC is non-taxable, income-tested, and indexed to inflation.

For the 2022-23 benefit year (July 1, 2022 to June 30, 2023), the current rules provide (without regard to the November 2022 top-up) the maximum GSTC amounts shown in the table below:

Table 2
Maximum GSTC amounts per quarter under the current rules, 2022-23 benefit year

GSTC maximum amounts	July 2022	October 2022	January 2023	April 2023	Total (2022-23 benefit year)

Per adult	$77	$77	$77	$77	$306

Per child	$40	$40	$40	$40	$161

Additional single supplement	$40	$40	$40	$40	$161
Note: Amounts rounded to the nearest dollar. November 2022 top-up not shown. Totals may not add due to rounding.

For the 2022-23 benefit year:

●	GSTC entitlement is subject to a five-per-cent phase-out rate based on the portion of 2021 adjusted family net income above $39,826;

●	for single adults without children, the additional single supplement is subject to a two-per-cent phase-in rate based on the portion of 2021 net income over $9,919; and

●	single parents receive an additional maximum single supplement and the adult amount for their first child (the per-child amount is provided for each additional child).

Budget 2023 proposes to introduce an increase to the maximum GSTC amount for January 2023 that would be known as the Grocery Rebate. Eligible individuals would receive an additional GSTC amount equivalent to twice the amount received for January. The Grocery Rebate would be paid as soon as possible following the passage of legislation, through the GSTC system. The maximum amount under the Grocery Rebate would be:

●	$153 per adult;

●	$81 per child; and

●	$81 for the single supplement.

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To legislate this change, the maximum GSTC amount for January 2023 would be replaced with an amount that is triple the maximum for that month under the current rules. For this January 2023 replacement payment only, the phase-in and phase-out rates would be tripled to six per cent from two per cent and to 15 per cent from five per cent, respectively. This ensures that the Grocery Rebate would be fully phased in and phased out at the same income levels as under the current GSTC rules for the 2022-23 benefit year. There would be no change to the income thresholds at which the single supplement phases in and GSTC entitlement phases out.

Employee Ownership Trusts

An Employee Ownership Trust (EOT) is a form of employee ownership where a trust holds shares of a corporation for the benefit of the corporation’s employees. EOTs can be used to facilitate the purchase of a business by its employees, without requiring them to pay directly to acquire shares. For business owners, an EOT provides an additional option for succession planning.

Budget 2023 proposes new rules to facilitate the use of EOTs to acquire and hold shares of a business. The new rules would define qualifying conditions to be an EOT and propose changes to tax rules to facilitate the establishment of EOTs.

These changes would extend the capital gains reserve to ten years for qualifying sales to an EOT, create an exception to the current shareholder loan rule, and exempt EOTs from the 21-year deemed disposition rule that applies to certain trusts.

Qualifying Conditions

The following subsections describe the qualifying conditions and general rules that would apply to EOTs. Additional restrictions may be included, as necessary, to protect the integrity of the tax system.

Definitions

A trust would be considered an EOT if it is a Canadian resident trust (excluding deemed resident trusts) and has only two purposes. First, it would hold shares of qualifying businesses for the benefit of the employee beneficiaries of the trust. Second, it would make distributions to employee beneficiaries, where reasonable, under a distribution formula that could only consider an employee’s length of service, remuneration, and hours worked. Otherwise, all beneficiaries must generally be treated in a similar manner.

An EOT would be required to hold a controlling interest in the shares of one or more qualifying businesses. All or substantially all of an EOT’s assets must be shares of qualifying businesses. A qualifying business would need to meet certain conditions, including that all or substantially all of the fair market value of its assets are attributable to assets used in an active business carried on in Canada. An EOT would not be permitted to allocate shares of qualifying businesses to individual beneficiaries. A qualifying business must not carry on its business as a partner to a partnership.

Tax Measures: Supplementary Information 7

Governance

The trustees, including corporations that serve as trustees, would be required to be Canadian residents (excluding deemed residents). Trust beneficiaries (ages 18 and older) would elect the trustees at least once every five years. When an existing business is sold to an EOT, individuals and their related persons who held a significant economic interest in the existing business prior to the sale would not be able to account for more than 40 per cent of:

●	the trustees of the EOT;

●	directors of the board of a corporation serving as a trustee of the EOT; or

●	directors of any qualifying business of the EOT.

Trust Beneficiaries

Beneficiaries of the trust must consist exclusively of qualifying employees. Qualifying employees would include all individuals employed by a qualifying business and any other qualifying businesses it controls, with the exclusion of employees who are significant economic interest holders, or have not completed a reasonable probationary period of up to 12 months.

Individuals and their related persons who hold, or held prior to the sale to an EOT, a significant economic interest in a qualifying business of the EOT would also be excluded from being qualifying employees.

Tax Treatment

The EOT would be a taxable trust and would therefore generally be subject to the same rules as other personal trusts. Undistributed trust income would be taxed in the EOT at the top personal marginal tax rate, whereas trust income distributed from an EOT to its beneficiaries would not be subject to tax at the trust level but at the beneficiary level. If the EOT distributes dividends received from qualifying businesses, those dividends would retain their character when received by employee beneficiaries and would therefore be eligible for the dividend tax credit.

Qualifying Business Transfer

A qualifying business transfer would occur when a taxpayer disposes of shares of a qualifying business for no more than fair market value. The shares must be disposed of to either a trust that qualifies as an EOT immediately after the sale or a corporation wholly-owned by the EOT. The EOT must own a controlling interest in the qualifying business immediately after the qualifying business transfer.

Facilitating the Establishment of EOTs

To better accommodate the establishment and use of EOTs, certain existing tax rules would be modified.

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Ten-Year Capital Gains Reserve

When taxpayers receive proceeds of a sale of capital property on a deferred basis, they are permitted to defer recognition of the capital gain until the year in which they receive proceeds. A minimum of 20 per cent of the gain must be brought into income each year, creating a maximum five-year deferral period. It is anticipated that sales to an EOT could have an extended period of deferred consideration.

Budget 2023 proposes to extend the five-year capital gains reserve to a ten-year reserve for qualifying business transfers to an EOT. A minimum of ten per cent of the gain would be required to be brought into income each year, creating a maximum ten-year deferral period. All individuals who disposed of shares in a qualifying business transfer would be eligible to claim the proposed expanded capital gains reserve.

Exception to Shareholder Loan Rules

Taxpayers who receive a shareholder loan are generally required to include the loaned amount in income in the year the loan is received, unless the loan is repaid within a year. If an EOT were to borrow from a qualifying business to finance the purchase of shares in a qualifying business transfer, the EOT would be required to repay borrowed amounts within one year of the qualifying business’ taxation year end to avoid paying taxes on the loaned amount.

Budget 2023 proposes to introduce a new exception to extend the repayment period from one to 15 years for amounts loaned to the EOT from a qualifying business to purchase shares in a qualifying business transfer.

Exception to 21-Year Rule

To prevent the indefinite deferral of tax on accrued capital gains, certain trusts are deemed to dispose of their capital property at 21-year intervals. An EOT is intended to allow for shares to be held indefinitely for the benefit of employees. Consequently, the 21-year rule could create a significant tax liability for the EOT.

Budget 2023 proposes to exempt EOTs from the 21-year rule. If a trust no longer meets the conditions to be considered an EOT, the 21-year rule would be reinstated until the trust next meets the EOT conditions.

Coming into Force

These amendments would apply as of January 1, 2024.

Deduction for Tradespeople’s Tool Expenses

Under the deduction for tradespeople’s tool expenses, a tradesperson can claim a deduction of up to $500 of the amount by which the total cost of eligible new tools acquired in a taxation year as a condition of employment exceeds the amount of the Canada Employment Credit ($1,368 in 2023). The total cost of eligible new tools cannot exceed the total of the employment income earned as a tradesperson and any apprenticeship grants received to acquire the tools, which are required to be included in income.

Tax Measures: Supplementary Information 9

Budget 2023 proposes to double the maximum employment deduction for tradespeople’s tools from $500 to $1,000, effective for 2023 and subsequent taxation years.

As a consequence of this change, extraordinary tool costs that are eligible to be deducted under the apprentice vehicle mechanics’ tools deduction would be those costs that exceed the combined amount of the increased deduction for tradespeople’s tool expenses ($1,000) and the Canada Employment Credit ($1,368 in 2023) or five per cent of the taxpayer’s income earned as an apprentice mechanic (including from apprenticeship grants), whichever is greater.

Registered Education Savings Plans

Registered Education Savings Plans (RESPs) are tax-assisted savings vehicles designed to help families accumulate savings for the post-secondary education of their children. Contributions to RESPs may be eligible for government matching grants, such as the Canada Education Savings Grant. Low- and middle-income families may also qualify for Additional Canada Education Savings Grants or the Canada Learning Bond.

Increasing Educational Assistance Payment withdrawal limits

When an RESP beneficiary is enrolled in an eligible post-secondary program, government grants and investment income can be withdrawn from the plan as Educational Assistance Payments (EAPs) in order to assist with post-secondary education-related expenses. EAPs are taxable income for the RESP beneficiary.

The Income Tax Act requires that RESPs place limits on the amount of EAPs that can be withdrawn. For beneficiaries enrolled full-time (i.e., in a program of at least three consecutive weeks’ duration requiring at least 10 hours per week of courses or work in the program), the limit is $5,000 in respect of the first 13 consecutive weeks of enrollment in a 12-month period. For beneficiaries enrolled part-time (i.e., in a program of at least three consecutive weeks’ duration requiring at least 12 hours per month of courses in the program), the limit is $2,500 per 13-week period.

Budget 2023 proposes to amend the Income Tax Act such that the terms of an RESP may permit EAP withdrawals of up to $8,000 in respect of the first 13 consecutive weeks of enrollment for beneficiaries enrolled in full-time programs, and up to $4,000 per 13-week period for beneficiaries enrolled in part-time programs.

These changes would come into force on Budget Day. RESP promoters may need to amend the terms of existing plans in order to apply the new EAP withdrawal limits. Individuals who withdrew EAPs prior to Budget Day may be able to withdraw an additional EAP amount, subject to the new limits and the terms of the plan. The Income Tax Act allows for EAPs to be withdrawn up to six months after a beneficiary ceases to be enrolled in an eligible program.

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Allowing divorced or separated parents to open joint RESPs

At present, only spouses or common-law partners can jointly enter into an agreement with an RESP promoter to open an RESP. Parents who opened a joint RESP prior to their divorce or separation can maintain this plan afterwards, but are unable to open a new joint RESP with a different promoter.

Budget 2023 proposes to enable divorced or separated parents to open joint RESPs for one or more of their children, or to move an existing joint RESP to another promoter.

This change would come into force on Budget Day.

Retirement Compensation Arrangements

Under the Income Tax Act, a retirement compensation arrangement (RCA) is a type of employer-sponsored arrangement that generally allows an employer to provide supplemental pension benefits to employees.

Employers can choose to pre-fund supplemental retirement benefits through contributions to a trust established under an RCA (RCA trust). Under Part XI.3 of the Income Tax Act, a refundable tax is imposed at a rate of 50 per cent on contributions to an RCA trust, as well as on income and gains earned or realized by the trust. The tax is generally refunded as the retirement benefits are paid from the RCA trust to the employee. For example, $100 in contributions to the RCA trust would result in remitting $50 of refundable tax to the Canada Revenue Agency. Conversely, if the RCA trust pays out $100 in benefits during a year, it would trigger a $50 tax refund.

Employers who do not pre-fund supplemental retirement benefits through contributions to an RCA trust, and instead settle retirement benefit obligations as they become due, can obtain a letter of credit (or a surety bond) issued by a financial institution in order to provide security to their employees. To secure or renew the letter of credit, the employer pays an annual fee or premium charged by the issuer. These fees or premiums are subject to the 50-per-cent refundable tax. For example, if the annual fee for a letter of credit is $100,000, the employer must contribute $200,000 to the RCA trust, as $100,000 will be paid to the financial institution to cover the fee and the other $100,000 will be remitted to the Canada Revenue Agency for the refundable tax.

When retirement benefits become due from an unfunded plan, the employer pays the benefits out of corporate revenues. Consequently, there are no benefit payments from an RCA trust to trigger a 50-per-cent refund, and employers are required to fund escalating refundable tax balances with no practical mechanism for recovery.

Budget 2023 proposes to amend the Income Tax Act so that fees or premiums paid for the purposes of securing or renewing a letter of credit (or a surety bond) for an RCA that is supplemental to a registered pension plan will not be subject to the refundable tax.

Tax Measures: Supplementary Information 11

This change would apply to fees or premiums paid on or after Budget Day.

Budget 2023 also proposes to allow employers to request a refund of previously remitted refundable taxes in respect of fees or premiums paid for letters of credit (or surety bonds) by RCA trusts, based on the retirement benefits that are paid out of the employer’s corporate revenues to employees that had RCA benefits secured by letters of credit (or surety bonds). Employers would be eligible for a refund of 50 per cent of the retirement benefits paid, up to the amount of refundable tax previously paid.

This change would apply to retirement benefits paid after 2023.

Registered Disability Savings Plans

Registered Disability Savings Plans (RDSPs) are designed to support the long-term financial security of a beneficiary who is eligible for the disability tax credit. Where the contractual competence of an individual who is 18 years of age or older is in doubt, the RDSP plan holder must be that individual’s guardian or legal representative as recognized under provincial or territorial law. However, establishing a legal representative can be a lengthy and expensive process that can have significant repercussions for individuals. Some provinces and territories have introduced measures that provide sufficient flexibility to address this concern.

Qualifying Family Members

A temporary measure, which is legislated to expire on December 31, 2023, allows a qualifying family member, who is a parent, spouse or common-law partner, to open an RDSP and be the plan holder for an adult whose capacity to enter into an RDSP contract is in doubt, and who does not have a legal representative.

Budget 2023 proposes to extend the qualifying family member measure by three years, to December 31, 2026. A qualifying family member who becomes a plan holder before the end of 2026 could remain the plan holder after 2026.

The federal government continues to encourage provinces and territories to examine how they can better accommodate the needs of potential RDSP beneficiaries by developing appropriate, inclusive, and long-term solutions to address RDSP legal representation issues.

Siblings as Qualifying Family Members

To increase access to RDSPs, Budget 2023 also proposes to broaden the definition of ‘qualifying family member’ to include a brother or sister of the beneficiary who is 18 years of age or older. This will enable a sibling to establish an RDSP for an adult with mental disabilities whose ability to enter into an RDSP contract is in doubt and who does not have a legal representative.

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This proposed expansion of the existing qualifying family member definition would apply as of royal assent of the enabling legislation and be in effect until December 31, 2026. A sibling who becomes a qualifying family member and plan holder before the end of 2026 could remain the plan holder after 2026.

Taxpayer Information Sharing for the Canadian Dental Care Plan

To ensure that taxpayer information is safeguarded, the income tax rules limit the use and disclosure of taxpayer information by the Canada Revenue Agency to specific circumstances.

In order for Health Canada and Employment and Social Development Canada to have access to taxpayer information needed to deliver the permanent Canadian Dental Care Plan, Budget 2023 proposes to amend the Income Tax Act to provide legislative authority for the Canada Revenue Agency to share taxpayer information with:

●	an official of Employment and Social Development Canada or Health Canada solely for the purposes of the administration or enforcement of the Canadian Dental Care Plan; and

●	an official of Health Canada solely for the evaluation or formulation of policy for that plan.

Budget 2023 also proposes to amend the Excise Tax Act and the Excise Act, 2001 to provide comparable taxpayer information sharing rules.

These amendments would come into force upon royal assent.

Alternative Minimum Tax for High-Income Individuals

The Alternative Minimum Tax (AMT) is a parallel tax calculation that allows fewer deductions, exemptions, and tax credits than under the ordinary income tax rules, and that currently applies a flat 15-per-cent tax rate with a standard $40,000 exemption amount instead of the usual progressive rate structure.

The taxpayer pays the AMT or regular tax, whichever is highest. Additional tax paid as a result of the AMT can generally be carried forward for seven years and can be credited against regular tax to the extent regular tax exceeds AMT in those years. The AMT does not apply in the year of death.

To better target the AMT to high-income individuals, Budget 2023 proposes several changes to its calculation. Key design features of the new AMT regime are described in detail below. Additional details will be released later this year.

Broadening the AMT Base

A number of changes are proposed to broaden the AMT base by further limiting tax preferences (i.e., exemptions, deductions, and credits).

Tax Measures: Supplementary Information 13

Capital Gains and Stock Options

The government proposes to increase the AMT capital gains inclusion rate from 80 per cent to 100 per cent. Capital loss carry forwards and allowable business investment losses would apply at a 50-per-cent rate.

It is also proposed that 100 per cent of the benefit associated with employee stock options would be included in the AMT base.

Lifetime Capital Gains Exemption

Under current rules, 30 per cent of capital gains eligible for the lifetime capital gains exemption are included in the AMT base. The government proposes to maintain this treatment.

Donations of Publicly Listed Securities

The government proposes to include 30 per cent of capital gains on donations of publicly listed securities in the AMT base, mirroring the AMT treatment of capital gains eligible for the lifetime capital gains exemption. The 30-per-cent inclusion would also apply to the full benefit associated with employee stock options to the extent that a deduction is available because the underlying securities are publicly listed securities that have been donated.

Deductions and Expenses

Under the new rules, the AMT base would be broadened by disallowing 50 per cent of the following deductions:

●	employment expenses, other than those to earn commission income;

●	deductions for Canada Pension Plan, Quebec Pension Plan, and Provincial Parental Insurance Plan contributions;

●	moving expenses;

●	child care expenses;

●	disability supports deduction;

●	deduction for workers’ compensation payments;

●	deduction for social assistance payments;

●	deduction for Guaranteed Income Supplement and Allowance payments;

●	Canadian armed forces personnel and police deduction;

●	interest and carrying charges incurred to earn income from property;

●	deduction for limited partnership losses of other years;

●	non-capital loss carryovers; and

●	Northern residents deductions.

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Expenses associated with film property, rental property, resource property, and tax shelters that are limited under the existing AMT rules would continue to be limited in the same manner.

Non-Refundable Credits

Currently, most non-refundable tax credits can be credited against the AMT. The government proposes that only 50 per cent of non-refundable tax credits would be allowed to reduce the AMT, subject to the following exceptions. The Special Foreign Tax Credit would continue to be allowed in full, and would be based on the new AMT tax rate.

The proposed AMT would continue to use the cash (i.e., not grossed-up) value of dividends and fully disallow the Dividend Tax Credit.

Some non-refundable credits that are currently disallowed would continue to be disallowed in full: the Political Contribution Tax Credit, the Labour Sponsored Venture Capital Corporations Credit, and the non-refundable portion of investment tax credits.

Raising the AMT Exemption

The exemption amount is a deduction available to all individuals (excluding trusts, other than graduated rate estates) that is intended to protect lower and middle-income individuals from the AMT.

The government proposes to increase the exemption from $40,000 to the start of the fourth federal tax bracket. Based on expected indexation for the 2024 taxation year, this would be approximately $173,000. The exemption amount would be indexed annually to inflation.

Increasing the AMT Rate

The government proposes to increase the AMT rate from 15 per cent to 20.5 per cent, corresponding to the rates applicable to the first and second federal income tax brackets, respectively.

Carry Forward Period

The length of the carry forward would be maintained at seven years.

Treatment of Trusts

Trusts that are currently exempt from the AMT would continue to be exempt. The government will continue to examine whether additional types of trusts should be exempt from the AMT.

Coming into Force

The proposed changes would come into force for taxation years that begin after 2023.

Tax Measures: Supplementary Information 15

Strengthening the Intergenerational Business Transfer Framework

The Canadian income tax system aims to achieve neutrality by ensuring that income earned directly by a Canadian-resident individual is taxed at roughly the same rate as income that is earned through a corporation. This objective is commonly referred to as integration.

Because capital gains are generally subject to a lower tax rate than dividends, individuals may seek to obtain significant tax benefits by entering into a series of transactions aimed at converting corporate distributions of after-tax business income from their corporations (ordinarily taxed as dividends) into lower-taxed capital gains. This practice undermines integration, resulting in individuals who earn the same amount of income having significantly different tax liabilities. Section 84.1 of the Income Tax Act is designed to address this type of tax planning by re-characterizing the capital gain as a dividend.

A private member’s bill from the 43rd Parliament (Bill C-208), introduced an exception to section 84.1, effective June 29, 2021, for certain share transfers from parents to corporations owned by their children or grandchildren.

Bill C-208 Follow-Up

Although the stated purpose of Bill C-208 was to facilitate intergenerational business transfers in circumstances where section 84.1 inappropriately applied, the rules introduced by Bill C-208 contain insufficient safeguards and are available where no transfer of a business to the next generation has taken place.

More specifically, the amendments introduced by Bill C-208 do not require that:

●	the parent cease to control the underlying business of the corporation whose shares are transferred,

●	the child have any involvement in the business,

●	the interest in the purchaser corporation held by the child continue to have value, or

●	the child retain an interest in the business after the transfer.

Proposed Amendments

Budget 2023 proposes to amend the rules introduced by Bill C-208 to ensure that they apply only where a genuine intergenerational business transfer takes place.

A genuine intergenerational share transfer would be a transfer of shares of a corporation (the Transferred Corporation) by a natural person (the Transferor) to another corporation (the Purchaser Corporation) where a number of conditions are satisfied. The following existing conditions would be maintained:

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each share of the Transferred Corporation must be a “qualified small business corporation share” or a “share of the capital stock of a family farm or fishing corporation” (both as defined in the Income Tax Act), at the time of the transfer; and

●

the Purchaser Corporation must be controlled by one or more persons each of whom is an adult child of the Transferor (the meaning of “child” for these purposes would include grandchildren, step-children, children-in-law, nieces and nephews, and grandnieces and grandnephews).

To ensure that only genuine intergenerational share transfers are excluded from the application of section 84.1, additional conditions are proposed to be added. To provide flexibility, it is proposed that taxpayers who wish to undertake a genuine intergenerational share transfer may choose to rely on one of two transfer options:

●	an immediate intergenerational business transfer (three-year test) based on arm’s length sale terms; or

●

a gradual intergenerational business transfer (five-to-ten-year test) based on traditional estate freeze characteristics (an estate freeze typically involves a parent crystalizing the value of their economic interest in a corporation to allow future growth to accrue to their children while the parent’s fixed economic interest is then gradually diminished by the corporation repurchasing the parent’s interest).

The immediate transfer rule would provide finality earlier in the process, though with more stringent conditions. In recognition of the fact that not all business transfers are immediate, the gradual transfer rule would provide additional flexibility for those who choose that approach.

Both the immediate and gradual business transfer options would reflect the hallmarks of a genuine intergenerational business transfer. The following table outlines the proposed conditions to qualify as a genuine intergenerational business transfer under both options (transfers to grandchildren, nieces, and nephews would also qualify).

Tax Measures: Supplementary Information 17

Proposed Conditions	Immediate Business Transfer (three-year test)	Gradual Business Transfer (five to ten-year test)

1) Transfer of Control of the Business

Parents immediately and permanently transfer both legal and factual* control, including an immediate transfer of a majority of voting shares, and a transfer of the balance of voting shares within 36 months

*Factual control means economic and other influence that allows for effective control of a corporation (for example, economic dependence on a person who also acts as the controlling mind)

Parents immediately and permanently transfer only legal** control, including an immediate transfer of a majority of voting shares (no transfer of factual control), and a transfer of the balance of voting shares within 36 months

**Legal control generally means the right to elect a majority of the directors of a corporation

2) Transfer of Economic Interests in the Business

Parents immediately transfer a majority of the common growth shares, and transfer the balance of common growth shares within 36 months

(It is expected that the transfers of legal and factual control as well as future growth of the business are sufficient to ensure the parents have transferred a substantial economic interest in the business to their child(ren).)

Parents immediately transfer a majority of the common growth shares, and transfer the balance of common growth shares within 36 months

In addition, within 10 years of the initial sale, parents reduce the economic value of their debt and equity interests in the business to:

(a)  50% of the value of their interest in a farm or fishing corporation at the initial sale time, or

(b)  30% of the value of their interest in a small business corporation at the initial sale time

3) Transfer of Management of the Business	Parents transfer management of the business to their child within a reasonable time based on the particular circumstances (with a 36-month safe harbour)	Parents transfer management of the business to their children within a reasonable time based on the particular circumstances (with a 36-month safe harbour)

4) Child Retains Control of the Business	Child(ren) retains legal (not factual) control for a 36-month period following the share transfer	Child(ren) retains legal (not factual) control for the greater of 60 months or until the business transfer is completed

5) Child Works in the Business	At least one child remains actively involved in the business for the 36-month period following the share transfer	At least one child remains actively involved in the business for the greater of 60 months or until the business transfer is completed

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The rules introduced by Bill C-208 that apply to subsequent share transfers by the Purchaser Corporation and the lifetime capital gains exemption are proposed to be replaced by relieving rules that would apply upon a subsequent arm’s length share transfer or upon the death or disability of a child. There would be no limit on the value of shares transferred in reliance upon this rule.

The Transferor and child (or children) would be required to jointly elect for the transfer to qualify as either an immediate or gradual intergenerational share transfer. The child (or children) would be jointly and severally liable for any additional taxes payable by the Transferor, because of section 84.1 applying, in respect of a transfer that does not meet the above conditions. The joint election and joint and several liability recognize that the actions of the child could potentially cause the parent to fail the conditions and to be reassessed under section 84.1.

In order to provide the Canada Revenue Agency with the ability to monitor compliance with these conditions and to assess taxpayers that do not so comply, the limitation period for reassessing the Transferor’s liability for tax that may arise on the transfer is proposed to be extended by three years for an immediate business transfer and by ten years for a gradual business transfer.

Capital Gains Reserve

Budget 2023 also proposes to provide a ten-year capital gains reserve for genuine intergenerational share transfers that satisfy the above proposed conditions.

Coming into Force

These measures would apply to transactions that occur on or after January 1, 2024.

Business Income Tax Measures

Investment Tax Credit for Clean Hydrogen

Following on the government’s announcement in the 2022 Fall Economic Statement, Budget 2023 proposes to introduce the Clean Hydrogen Investment Tax Credit (CH Tax Credit).

Eligible Projects

Only projects that produce all, or substantially all, hydrogen through their production process would be eligible for the CH Tax Credit (determined without reference to any produced CO2 that is captured and stored or used, or excess electricity that may be sold to the electricity grid).

Tax Measures: Supplementary Information 19

The CH Tax Credit would be available in respect of the cost of purchasing and installing eligible equipment (see “Eligible Equipment” section) for projects that produce hydrogen from:

●	electrolysis; or

●	natural gas, so long as emissions are abated using carbon capture, utilization, and storage (CCUS).

Going forward, the government will continue to review eligibility for other low-carbon hydrogen production pathways.

Credit Rates

The CH Tax Credit would be refundable. The CH Tax Credit could be claimed when eligible equipment becomes available for use, at the applicable credit rate. The following credit rates would apply, based on assessed carbon intensity (CI) of the hydrogen that is produced (i.e., kilogram (kg) of carbon dioxide equivalent (CO2e) per kg of hydrogen), to eligible property that becomes available for use before 2034:

●	40 per cent for a CI of less than 0.75 kg;

●	25 per cent for a CI greater than or equal to 0.75 kg, but less than 2 kg; and

●	15 per cent for a CI greater than or equal to 2 kg, but less than 4 kg.

The CH Tax Credit would be phased out starting in 2034, with property that becomes available for use in 2034 subject to a credit rate that is reduced by one half. The CH Tax Credit would be fully phased out for property that becomes available for use after 2034.

Measuring Carbon Intensity

Projects would need to assess the CI of the hydrogen that will be produced based on the design of the project using the government’s Fuel Life Cycle Assessment (LCA) Model that is maintained by Environment and Climate Change Canada. This CI assessment would need to be submitted to the government for verification (see “Verification” section), and once verified, the expected CI of the produced hydrogen would be used to determine the credit rate of the CH Tax Credit.

The CI of the hydrogen would take into account the life-cycle emissions calculated from “cradle-to-gate”. Accordingly, the assessment would consider upstream emissions through to the point where hydrogen would exit the factory gate (since hydrogen is a clean source of energy, downstream emissions after the hydrogen is produced would not be considered).

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For purposes of measuring CIs, captured CO2 would need to be stored via an “eligible use”, as defined for purposes of the Investment Tax Credit for CCUS (which would include dedicated geological storage or storage in concrete). CO2 that is stored or used in any other way (including enhanced oil recovery) would be treated as if it were released into the atmosphere for the purposes of assessing the CI of hydrogen.

Projects that plan to use power from the electrical grid will need to factor this into the assessment of their CI. Power Purchase Agreements, and other similar instruments, that allow project owners to purchase clean electricity from the electricity grid, would be eligible for the purpose of calculating a project’s CI, subject to certain conditions. Exact rules and requirements for these instruments would be provided at a later date.

The sale of electricity back to provincial or territorial grids would also be taken into account, but with limits on the emissions that can be displaced by selling electricity back to the grid for the purpose of determining project CI.

Projects would be required to use the most up-to-date information contained in the Fuel LCA Model. Once a project has had its CI value verified for purposes of the CH Tax Credit (see “Verification” section), it would not be required to have its CI re-assessed if the information contained in the Fuel LCA Model were to change (so long as the project that is constructed is based on the verified design).

Documentation and guidance on how to assess the CI of a project using the Fuel LCA Model will be made available at a later date.

Eligible Equipment

Equipment required to produce hydrogen from electrolysis would be eligible if all or substantially all of the use of that equipment is to produce hydrogen through electrolysis of water, including electrolysers, rectifiers and other ancillary electrical equipment, water treatment and conditioning equipment, and equipment used for hydrogen compression and on-site storage.

Equipment required to produce hydrogen from natural gas with emissions abated using CCUS would be eligible for the CH Tax Credit, excluding equipment already described in Class 57 or Class 58, which is eligible for the Investment Tax Credit for CCUS. This would include equipment where all or substantially all of the use of that equipment is to produce hydrogen through natural gas reformation, including auto-thermal reformers, steam methane reformers, pre-heating equipment, shift reactors, purifiers, water treatment and conditioning equipment, and equipment used for hydrogen compression and on-site storage. The production of CO2, so long as it is being captured through a CCUS process, would not count when determining whether equipment is all, or substantially all, used to produce hydrogen through natural gas reformation.

Oxygen production equipment used for hydrogen production would also be eligible, so long as the resulting CO2 is captured by a CCUS process.

Tax Measures: Supplementary Information 21

Equipment that produces heat and/or power from natural gas or hydrogen would be eligible for the CH Tax Credit.

Dual use power or heat production equipment would be eligible only if the energy balance is expected to be primarily used (i.e., more than 50 per cent) to support the CCUS process or hydrogen production that is eligible for the proposed CH Tax Credit. For the purpose of the CH Tax Credit, the cost of this equipment would be pro-rated in proportion to the expected energy balance supporting the hydrogen production process. CO2 emissions from power and/or heat production equipment would need to be captured and stored or used for the equipment to be eligible.

Other expenses that may be related to a hydrogen production project, including feasibility studies, front-end engineering design studies, and operating expenses, would not be eligible for the CH Tax Credit.

Equipment that is eligible for the CH Tax Credit would need to be made available for use in Canada.

Clean Ammonia

Property that is required to convert clean hydrogen (i.e., meets a CI of less than 4 kg of CO2e per kg of hydrogen) to clean ammonia would also be eligible for the CH Tax Credit, at the lowest credit rate of 15 per cent.

A description of eligible clean ammonia equipment, as well as specific conditions that would apply, will be provided at a later date.

Labour Requirements

The labour requirements that would apply to the CH Tax Credit are set out in the section “Labour Requirements Related to Certain Investment Tax Credits” of this annex.

Verification

Hydrogen production projects would need to have completed a front-end engineering design study to apply for the CH Tax Credit.

Projects would then undergo an initial project CI assessment based on the design of the project. This assessment would determine the expected CI of the hydrogen that will be produced. Projects would be verified based on two criteria:

●	the modelling of the project using the Fuel LCA Model; and

●	that the project design can reasonably be expected to achieve the modelled outcomes.

The CI determined under the initial project assessment would be used to establish the credit rate that is available under the CH Tax Credit, as set out under the Credit Rates section above.

Taxpayers with a project that undergoes a significant redesign would need to have their project re-assessed.

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Compliance

Once operating, taxpayers would need to demonstrate that the CI of the hydrogen produced by a project falls into the same tier that the project was assessed at. This would need to be demonstrated over a given period of time (i.e., an “assessment period”) and the CI of the hydrogen being produced would need to be verified by an independent third-party.

If a project failed to achieve a CI of hydrogen in the same CI tier that the project was assessed at, the CH Tax Credit would be subject to a recovery equal to the difference between the CH Tax Credit amount that was claimed based on the assessed CI tier, and the CH Tax Credit amount that would apply based on the CI tier that is observed during production.

In addition, the CH Tax Credit would be fully recovered if a project that produces hydrogen from natural gas does so without operating its CCUS equipment (so that emissions fail to be captured).

Details of this process, including the length of the assessment period and the mechanics of how CH Tax Credit amounts will be recovered, would be provided at a later date.

Interactions with Other Federal Tax Credits

Businesses would be able to claim only one of the CH Tax Credit, the Investment Tax Credit for CCUS, the Investment Tax Credit for Clean Technologies, the Investment Tax Credit for Clean Electricity or the Investment Tax Credit for Clean Technology Manufacturing, if a particular property is eligible for more than one of these tax credits. However, multiple tax credits could be available for the same project, if the project includes different types of eligible property.

Businesses would be able to fully benefit from both the CH Tax Credit and the Atlantic Investment Tax Credit. Accordingly, the CH Tax Credit would not reduce the cost of the property that is used to determine the amount of the Atlantic Investment Tax Credit.

Coming into Force

This measure would apply to property that is acquired and that becomes available for use on or after Budget Day.

Strategic Environmental Assessment Statement

This measure is expected to have a positive environmental impact by encouraging investment in clean hydrogen production that would reduce emissions of greenhouse gases. This would help advance the government’s Federal Sustainable Development Strategy target to reduce greenhouse gas emissions by 40 to 45 per cent below 2005 levels by 2030 and achieve net-zero greenhouse gas emissions by 2050.

Tax Measures: Supplementary Information 23

Clean Technology Investment Tax Credit – Geothermal Energy

The 2022 Fall Economic Statement proposed the Clean Technology Investment Tax Credit. A 30-per-cent refundable credit would be available to businesses investing in eligible property that is acquired and that becomes available for use on or after Budget Day.

Geothermal Energy

Budget 2023 proposes to expand eligibility of the Clean Technology Investment Tax Credit to include geothermal energy systems that are eligible for Class 43.1 of Schedule II of the Income Tax Regulations.

Geothermal energy uses thermal energy stored in the Earth’s crust to generate electricity, direct-heat or combined heat and power. As a low-emitting renewable resource, geothermal energy could help reduce greenhouse gas emissions by displacing the use of fossil fuels.

Eligible property would include equipment used primarily for the purpose of generating electrical energy or heat energy, or both electrical and heat energy, solely from geothermal energy, that is described in subparagraph (d)(vii) of Class 43.1. This includes, but is not limited to, piping, pumps, heat exchangers, steam separators, and electrical generating equipment.

Equipment used for geothermal energy projects that will co-produce oil, gas or other fossil fuels would not be eligible for the credit.

The expansion of the Clean Technology Investment Tax Credit would apply in respect of property that is acquired and becomes available for use on or after Budget Day, where it has not been used for any purpose before its acquisition.

Phase-Out

Budget 2023 also proposes to modify the phase-out schedule of the Clean Technology Investment Tax Credit announced in the 2022 Fall Economic Statement. Rather than starting the phase-out in 2032, the credit rate would remain at 30 per cent for property that becomes available for use in 2032 and 2033 and would be reduced to 15 per cent in 2034. The credit would be unavailable after 2034.

Strategic Environmental Assessment Statement

Expanding eligibility of the investment tax credit to include technologies for geothermal energy projects would generally be expected to help reduce emissions of greenhouse gases and air pollutants by displacing the use of fossil fuels. All Canadians will benefit from investments towards a low-carbon economy through a decrease in greenhouse gas emissions.

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Labour Requirements Related to Certain Investment Tax Credits

The 2022 Fall Economic Statement announced the government’s intention to attach prevailing wage and apprenticeship requirements (together referred to as “labour requirements”) to the proposed Clean Technology and Clean Hydrogen Investment Tax Credits. The government also proposes to have these requirements apply to the proposed Clean Electricity Investment Tax Credit.

●

In order to qualify for the 30-per-cent rate under the Clean Technology Investment Tax Credit, the labour requirements would need to be met. A 20-per-cent rate would be available to businesses that do not meet the labour requirements.

●

Under the Clean Hydrogen Investment Tax Credit, credit rates will vary across different carbon intensity (CI) tiers depending on the CI of the hydrogen that is produced, up to a maximum credit rate of 40 per cent. If a business does not meet the labour requirements, the credit rate for each CI tier will be reduced by ten percentage points.

●

In order to qualify for the 15-per-cent Clean Electricity Investment Tax Credit, the labour requirements would need to be met. A 5-per-cent rate would be available if the labour requirements are not met.

●

During the phase-out periods of the Clean Technology and Clean Hydrogen Investment Tax Credits, if a business does not meet the labour requirements, the tax credit rate available would be reduced by ten percentage points, down to a minimum of zero.

The government also intends to apply labour requirements to the Investment Tax Credit for Carbon Capture, Utilization, and Storage. Details will be announced at a later date.

Application

The labour requirements would apply in respect of workers engaged in project elements that are subsidized by the respective investment tax credit, whether they are engaged directly by the business or indirectly by a contractor or subcontractor. The labour requirements would apply to workers whose duties are primarily manual or physical in nature (e.g., labourers and tradespeople). The labour requirements would not apply to workers whose duties are primarily administrative, clerical, supervisory, or executive.

Tax Measures: Supplementary Information 25

Prevailing Wage Requirement

To meet the prevailing wage requirement, a business would need to ensure that all covered workers are compensated at a level that meets or exceeds the relevant wage, plus the substantially similar monetary value of benefits and pension contributions (converted into an hourly wage format), as specified in an “eligible collective agreement”. Standard benefits would include health and welfare and vacation benefits. A business could meet the prevailing wage requirement either by paying workers in accordance with an eligible collective agreement, or by paying workers at or above the equivalent prevailing wage. The requirement could be satisfied through different combinations of wages, pension contributions and benefits.

Outside Quebec, an eligible collective agreement in a particular region, province or territory would be:

●

the most recent multi-employer collective bargaining agreement between a trade union and a group of employers who are accredited to bargain together and be bound by the same agreement that may reasonably be considered the industry standard for a given trade, in a region, province or territory (e.g., those arranged by construction labour relations associations); or

●

a project labour agreement that covers the work associated with the investments eligible for the investment tax credits and is based on the industry standard multi-employer collective bargaining agreements for the region, province or territory in which the investment takes place.

In Quebec, eligible agreements would be those negotiated in accordance with provincial law (i.e., the Act Respecting Labour Relations, Vocational Training, and Workforce Management in the Construction Industry).

For a particular worker, the relevant eligible collective agreement, with certain occupational tasks and a location described therein (e.g., province or territory), would be that which most closely aligns with the worker’s tasks and location. Within an eligible agreement, the relevant wage, pension contributions and benefits would be those for which the experience level, type of work (e.g., industrial, commercial) and region most closely align with the experience level of the worker, type of work and region in which such work is performed.

Apprenticeship Requirement

To meet the apprenticeship requirement, a business would need to ensure that for a given taxation year, not less than ten per cent of the total labour hours performed by covered workers engaged in subsidised project elements be performed by registered apprentices. Covered workers are those whose duties correspond to those performed by a journeyperson in a Red Seal trade.

This would be subject to the restriction that at no point could there be more apprentices working than are allowed under applicable labour laws or a collective agreement that applies to the work being performed.

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Exemptions

Under the Clean Technology Investment Tax Credit, exemptions from the labour requirements would apply in respect of acquisitions of zero-emission vehicles and acquisitions and installations of low-carbon heat equipment.

Corrections and Penalties

Businesses could pay corrective remuneration to workers (including interest) and pay penalties to the Receiver General to resolve non-compliance and be deemed to have satisfied the requirements. Further details of this mechanism will be announced at a later date.

Coming into Force

The requirements would apply to work that is performed on or after October 1, 2023.

The government is interested in feedback in the course of preparing draft legislative proposals.

Investment Tax Credit for Clean Technology Manufacturing

Budget 2023 proposes to introduce a refundable investment tax credit for clean technology manufacturing and processing, and critical mineral extraction and processing, equal to 30 per cent of the capital cost of eligible property associated with eligible activities.

Eligible Property

Investments by corporations in certain depreciable property that is used all or substantially all for eligible activities would qualify for the credit. Eligible property would generally include machinery and equipment, including certain industrial vehicles, used in manufacturing, processing, or critical mineral extraction, as well as related control systems.

Tax integrity rules would apply to recover a portion of the tax credit if eligible property is subject to a change in use or sold within a certain period of time.

Eligible Activities

Eligible activities related to clean technology manufacturing and processing would be:

●	manufacturing of certain renewable energy equipment (solar, wind, water, or geothermal);

●	manufacturing of nuclear energy equipment;

●	processing or recycling of nuclear fuels and heavy water;

Tax Measures: Supplementary Information 27

●	manufacturing of nuclear fuel rods;

●	manufacturing of electrical energy storage equipment used to provide grid-scale storage or other ancillary services;

●	manufacturing of equipment for air- and ground-source heat pump systems;

●	manufacturing of zero-emission vehicles, including conversions of on-road vehicles;

●	manufacturing of batteries, fuel cells, recharging systems, and hydrogen refuelling stations for zero-emission vehicles;

●	manufacturing of equipment used to produce hydrogen from electrolysis; and

●

manufacturing or processing of upstream components, sub-assemblies, and materials provided that the output would be purpose-built or designed exclusively to be integral to other eligible clean technology manufacturing and processing activities, such as anode and cathode materials used for electric vehicle batteries.

In addition, eligible activities would also include the extraction and certain processing activities related to six critical minerals essential for clean technology supply chains: lithium, cobalt, nickel, graphite, copper, and rare earth elements. This could include activities both before and after the prime metal stage or its equivalent.

Interaction with Other Federal Support

Businesses would be able to claim only one of the Investment Tax Credit for Clean Technology Manufacturing, the Investment Tax Credit for Clean Technology, the Investment Tax Credit for Clean Electricity, or the Investment Tax Credit for Clean Hydrogen, if a particular property is eligible for more than one of these tax credits.

Businesses would be able to fully benefit from both the Investment Tax Credit for Clean Technology Manufacturing and the Atlantic Investment Tax Credit. Accordingly, the Investment Tax Credit for Clean Technology Manufacturing would not reduce the cost of the property that is used to determine the amount of the Atlantic Investment Tax Credit.

The Investment Tax Credit for Clean Technology Manufacturing would not be available for property used in the production of battery cells or modules if such production benefits from direct support through a Special Contribution Agreement with the Government of Canada.

Application and Phase-Out

The Investment Tax Credit for Clean Technology Manufacturing would apply to property that is acquired and becomes available for use on or after January 1, 2024.

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The Investment Tax Credit for Clean Technology Manufacturing would be gradually phased out starting with property that becomes available for use in 2032 and would no longer be in effect for property that becomes available for use after 2034 (as shown in the table below).

Table 3

Proposed Schedule of Rates for the Investment Tax Credit
Investments in property that becomes
available for use in a particular year:	2024 to 2031	2032	2033	2034
Applicable Rate for the Investment Tax Credit	30%	20%	10%	5%

Strategic Environmental Assessment Statement

Overall, the proposal is expected to have positive environmental impacts. Increased investment in clean technology manufacturing can lead to lower prices of clean technologies, which would encourage greater adoption of clean technologies in Canada, contributing to reductions in emissions of greenhouse gases and air particulates. This would help Canada meet its 2030 target of reducing total greenhouse gas emissions by 40 per cent to 45 per cent relative to 2005 levels.

While the proposal is expected to have positive environmental impacts, increased manufacturing and mining activities in Canada could directly increase emissions of certain greenhouse gases and air particulates.

Zero-Emission Technology Manufacturers

Budget 2021 introduced a temporary measure to reduce by one half corporate income tax rates for qualifying zero-emission technology manufacturers. Specifically, taxpayers can apply reduced tax rates on eligible zero-emission technology manufacturing and processing income of:

●	7.5 per cent, where that income would otherwise be taxed at the 15 per cent general corporate tax rate; and

●	4.5 per cent, where that income would otherwise be taxed at the nine per cent small business tax rate.

Expansion of Eligible Activities

Budget 2023 proposes that income from the following nuclear manufacturing and processing activities would qualify for the reduced tax rates for zero-emission technology manufacturers:

●	manufacturing of nuclear energy equipment;

●	processing or recycling of nuclear fuels and heavy water; and

●	manufacturing of nuclear fuel rods.

This expansion of eligible activities would apply for taxation years beginning after 2023.

Tax Measures: Supplementary Information 29

Extension of the Reduced Tax Rates

The reduced tax rates for zero-emission technology manufacturers are scheduled to be gradually phased out starting in taxation years that begin in 2029 and fully phased out for taxation years that begin after 2031.

Budget 2023 proposes to extend the availability of these reduced rates by three years, such that the planned phase-out would start in taxation years that begin in 2032 (as shown in the table below). The measure would be fully phased out for taxation years that begin after 2034.

Table 4

Proposed Schedule of Reduced Tax Rates
Taxation years that begin in:	2022 to 2031	2032	2033	2034
Reduced Tax Rate on Income Eligible for the Small Business Deduction	4.5%	5.625%	6.75%	7.875%

Reduced Tax Rate on Other Eligible Income	7.5%	9.375%	11.25%	13.125%

Strategic Environmental Assessment Statement

Overall, the proposal is expected to have positive environmental impacts. Increased investment in zero-emission technology manufacturing can lead to lower prices of zero-emission technologies, which would encourage greater adoption of zero-emission technologies in Canada, contributing to reductions in emissions of greenhouse gases and air particulates. This would help Canada meet its 2030 target of reducing total greenhouse gas emissions by 40 per cent to 45 per cent relative to 2005 levels.

While the proposal is expected to have positive environmental impacts, increased manufacturing activities in Canada could directly increase emissions of certain greenhouse gases and air particulates. This could partially offset some of the positive environmental impacts of the proposal.

Investment Tax Credit for Carbon Capture, Utilization, and Storage

Budget 2022 proposed a refundable investment tax credit for carbon capture, utilization, and storage (the CCUS Tax Credit) that would be available to businesses that incur eligible expenses starting on January 1, 2022.

A consultation on initial draft legislative proposals and additional design features occurred during the summer of 2022. In response to submissions received through this consultation, Budget 2023 proposes additional design details in respect of the CCUS Tax Credit. Further details will be included in legislative proposals to be released in the coming months.

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Dual Use Equipment

Budget 2023 proposes that dual use equipment that produces heat and/ or power or uses water, that is used for carbon capture, utilization, and storage (CCUS) as well as another process, be eligible for the CCUS Tax Credit. This equipment would be treated as capture equipment. It would also need to satisfy all other conditions for the CCUS Tax Credit.

For purposes of the CCUS Tax Credit, the cost of this equipment would be eligible on a pro-rated basis in proportion to the expected energy balance or material balance supporting the CCUS process over the first 20 years of the project.

Dual use power or heat production equipment would be eligible only if the energy balance is expected to be primarily used (i.e., more than 50 per cent) to support the CCUS process or hydrogen production that is eligible for the proposed Clean Hydrogen Investment Tax Credit. For equipment producing both heat and power, only one of the heat or power energy balance would need to meet this requirement.

CO2 emissions from power and/or heat production equipment would need to be captured and stored or used for the equipment to be eligible.

Addition of British Columbia as an Eligible Jurisdiction

Following an evaluation of the province’s regulatory framework, the Minister of Environment and Climate Change Canada has recommended that British Columbia be considered an eligible jurisdiction for dedicated geological storage.

As such, Budget 2023 proposes that British Columbia be added to the list of eligible jurisdictions for dedicated geological storage, applicable to expenses incurred on or after January 1, 2022.

Validating Concrete Storage Requirement

Budget 2022 announced that for storage in concrete to be considered an eligible use, the process for using and storing CO2 in concrete would need to be approved by Environment and Climate Change Canada and demonstrate that at least 60 per cent of the CO2 that is injected into the concrete is mineralized and locked into the concrete produced.

Budget 2023 proposes that, rather than obtaining approval from Environment and Climate Change Canada, taxpayers would need to have their technology validated by a qualified third-party, which would confirm that the process meets the minimum 60-per-cent mineralization requirement. This would entail having the process for CO2 storage in concrete evaluated against the ISO 14034:2016 standard “Environmental management – Environmental technology verification”. Validation would be confirmed by receipt of a third-party validation statement before any investment tax credits relating to CO2 storage in concrete could be claimed.

Tax Measures: Supplementary Information 31

Validation would be allowed by any professional or organization that is accredited as a “verification body”, under ISO 14034:2016, “Environmental management – Environmental technology verification” and ISO/IEC 17020:2012, “Conformity assessment — Requirements for the operation of various types of bodies performing inspection”, by the Standards Council of Canada, the ANSI National Accreditation Board (U.S.), or any other accreditation organization that is a member of the International Accreditation Forum.

Interactions with Other Federal Tax Credits

Businesses would be able to claim only one of the CCUS Tax Credit, the Investment Tax Credit for Clean Technology, the Investment Tax Credit for Clean Electricity, or the Investment Tax Credit for Clean Hydrogen, if a particular property is eligible for more than one of these tax credits.

Treatment of Refurbishment Costs

Budget 2023 proposes that CCUS Tax Credits related to eligible refurbishment costs (Refurbishment ITCs) incurred once the project is operating would be calculated based on the average of the expected eligible use ratio for the five-year period (the period) in which they are incurred, and each subsequent period (i.e., the periods over which they contribute to the useful life of the project). These periods would be the same as those used to calculate the CCUS Tax Credit during construction.

Total eligible refurbishment costs over the first 20 years of the project would be limited to a maximum of ten per cent of the total pre-operational costs that were eligible for the CCUS Tax Credit. Projects would not be eligible for Refurbishment ITCs on costs incurred after the end of the 20-year period.

Recovery of Refurbishment ITCs

Refurbishment ITCs would be recovered in generally the same manner as credits claimed during the construction phase of the project, with some adjustments to reflect a shortened recovery period since refurbishment costs are incurred once the project is operating and during the 20-year recovery period.

Refurbishment ITCs would be recovered if the portion of CO2 going to ineligible uses in a period is more than five percentage points higher than the weighted average set out in the project plan for that period. The Refurbishment ITC amount paid in respect of that period would be re-calculated based on the actual amount of CO2 going to eligible uses versus ineligible uses, with the recovery determined in relation to refurbishment costs that have been claimed up to and including that period (an example of how Refurbishment ITCs are calculated, and how the recovery would be determined, is provided below).

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If the ten-per-cent minimum eligible use threshold was not met in any year during a period, then Refurbishment ITCs could not be claimed in any subsequent period. Refurbishment ITCs claimed in that period or a previous period in respect of that period and each subsequent period would also be subject to recovery. In the event of extraordinary circumstances that affect the eligible use ratio, particular time periods may be excluded from a period, at the discretion of the Minister of National Revenue.

If a recovery were due for a period, the obligation to pay the recovery amount would be spread equally over the five following years. Interest on any recovery amount related to refurbishment costs would be calculated from the time the Refurbishment ITCs were claimed.

Example of Refurbishment ITC Calculations

Suppose that a project incurred $4 million annually from years 6 to 20 in eligible refurbishment costs related to CO2 capture equipment (i.e., $20 million in each period and $60 million total), as set out in the table below. Credits would be calculated using the 50-per-cent rate applicable to capture equipment. Notionally, refurbishment costs contribute to the useful life of the project during the period they are incurred in, and each subsequent period. As such, Refurbishment ITCs would be determined according to the average expected eligible use ratio for the period they are incurred in, and each subsequent period. For example, assuming a 75-per-cent expected eligible use ratio in each period, $1.5 million of Refurbishment ITCs would be paid in respect of each year in the second period ($4 million x 50 per cent x (1/3 x 75 per cent + 1/3 x 75 per cent + 1/3 x 75 per cent)=$1.5 million).

In essence, refurbishment costs in period one (although zero in this case) are considered to have contributed to the useful life over the full 20 years (so 1/4 is attributable to each period), refurbishment costs in period two are considered to have contributed to the useful life over 15 years (so 1/3 is attributable to each of periods two to four), and so on.

Table 5

Determination of Refurbishment ITC Amounts
	Period 1	Period 2	Period 3	Period 4
Eligible Use (Mt)	1	1.5	1.5	1.5

Ineligible Use (Mt)	0.5	0.5	0.5	0.5

Total CO2 captured (Mt)	1.5	2	2	2

Eligible Use Ratio	66.70%	75%	75%	75%

Qualified CCUS Expenses ($M)	0	20	20	20

ITC Paid ($M, 50% ITC rate)	0	7.5	7.5	7.5

Tax Measures: Supplementary Information 33

During the third reassessment period, the actual eligible use ratio is 60 per cent rather than the planned ratio of 75 per cent, as shown in the table below. As such, the Refurbishment ITCs paid in respect of the third period would be subject to a recovery.

Table 6
Determination of Refurbishment ITC Recovery
	Period 1	Period 2	Period 3	Period 4
Eligible Use (Mt)	1	1.5	0.75	1.5

Ineligible Use (Mt)	0.5	0.5	0.5	0.5

Total CO2 captured (Mt)	1.5	2	1.25	2

Eligible Use Ratio	66.70%	75%	60%	75%

ITC Recovered ($M)	0	0	-1.25	0

The recovery is calculated as the difference between the Refurbishment ITC that was paid in respect of that period based on the expected eligible use ratio and the Refurbishment ITC that would have been paid based on the actual eligible use ratio. This is calculated by taking the sum of 1/3 re-assessment of refurbishment costs incurred in the second period ($20 million x 50 per cent x (1/3 x 60 per cent - 1/3 x 75 per cent) = -$0.5 million), and 1/2 re-assessment of refurbishment costs incurred in the third period ($20 million x 50 per cent x (1/2 x 60 per cent - 1/2 x 75 per cent) = -$0.75 million). As such, the investor would be subject to a total recovery of $1.25 million.

Knowledge Sharing and Climate Risk Disclosure

As proposed in Budget 2022, corporations would be required to produce an annual Climate Risk Disclosure report. CCUS projects with eligible expenses of $250 million or greater over the life of the project (based on project plans) would also be required to contribute to public knowledge sharing in Canada. Draft legislative proposals related to these measures are included in the accompanying Notice of Ways and Means Motion.

Coming into Force

These measures would apply to eligible expenses incurred after 2021 and before 2041.

Strategic Environmental Assessment Statement

These measures are expected to have positive environmental impacts to the extent that they encourage incremental deployment of CCUS projects. This would help advance the government’s Federal Sustainable Development Strategy target to reduce greenhouse gas emissions by 40 to 45 per cent below 2005 levels by 2030 and achieve net-zero greenhouse gas emissions by 2050.

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Flow-Through Shares and Critical Mineral Exploration Tax Credit – Lithium from Brines

Flow-through share agreements allow certain corporations to renounce or “flow through” both Canadian exploration expenses and Canadian development expenses to investors, who can deduct the expenses in calculating their taxable income (at a 100-per-cent and 30-per-cent rate on a declining-balance basis, respectively).

In addition to claiming the regular flow-through deductions, individuals (other than trusts) who invest in flow-through shares of a corporation can claim the Critical Mineral Exploration Tax Credit (CMETC) – a 30-per-cent non-refundable tax credit – in respect of specified critical mineral exploration expenses incurred by the corporation and transferred to the individual under a flow-through share agreement.

Flow-through share agreements and the CMETC facilitate the raising of equity to fund eligible exploration and development by enabling companies to issue shares at a premium.

Budget 2023 proposes to amend the Income Tax Act to include lithium from brines as a mineral resource. This will allow relevant principal-business corporations that undertake certain exploration and development activities to issue flow-through shares and renounce expenses to their investors. Budget 2023 also proposes to expand the eligibility of the CMETC to lithium from brines.

Eligible expenses related to lithium from brines made after Budget Day would qualify as Canadian exploration expenses and Canadian development expenses. The expansion of the eligibility for the CMETC to lithium from brines would apply to flow-through share agreements entered into after Budget Day and before April 2027.

Strategic Environmental Assessment Statement

Mineral exploration, as well as new mining and related processing activities that could follow from successful exploration efforts, can be associated with a variety of environmental impacts to soil, water and air and, as a result, could have an impact on the targets and actions in the Federal Sustainable Development Strategy. All such activities are subject to applicable federal and provincial environmental regulations, including project-specific environmental assessments.

Tax on Repurchases of Equity

The 2022 Fall Economic Statement announced the government’s intention to introduce a two-per-cent tax on the net value of all types of share repurchases by public corporations in Canada. Budget 2023 provides the design and implementation details of the proposed measure.

Tax Measures: Supplementary Information 35

Entities Subject to the Tax

The tax would apply to public corporations, which for the purpose of this measure refers to Canadian-resident corporations whose shares are listed on a designated stock exchange, but excludes mutual fund corporations.

To ensure comparable treatment among different types of publicly traded businesses, the tax would also apply to the following entities, if they have units listed on a designated stock exchange:

●	real estate investment trusts;

●	specified investment flow-through (SIFT) trusts; and

●	SIFT partnerships.

Each of these terms would have the meaning currently provided in the Income Tax Act. In addition, publicly traded entities that would be SIFT trusts or SIFT partnerships if their assets were located in Canada would be subject to the tax.

Calculation of the Tax

The tax would be equal to two per cent of the net value of an entity’s repurchase of equity (meaning shares of the corporation or units of the trust or partnership), defined as the fair market value of equity repurchased less the fair market value of equity issued from treasury. This “netting rule” would apply on an annual basis, corresponding to the entity’s taxation year (for income tax purposes).

The netting rule would generally take into account all transactions undertaken by an entity that involve the repurchase of equity or the issuance of equity from treasury. For greater clarity, both normal course issuer bids and substantial issuer bids would constitute the repurchase of equity for purposes of the rule.

Certain exceptions to the netting rule are proposed. Specifically, the following transactions would not be considered an issuance or repurchase of equity:

●	the issuance and cancellation of debt-like preferred shares and units, meaning shares and units with a fixed dividend and redemption entitlement; and

●	the issuance and cancellation of shares or units in certain corporate reorganizations and acquisitions, including certain amalgamations, liquidations, and share-for-share exchanges.

De minimis Rule

The tax would not apply to an entity in a taxation year if it repurchased less than $1 million of equity during that taxation year (prorated for short taxation years), as determined on a gross basis.

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Integrity Rules

The acquisition of equity by certain affiliates of an entity would be deemed to have been a repurchase of equity by the entity itself. Certain exceptions to this rule are proposed, including those intended to facilitate certain equity-based compensation arrangements, and acquisitions made by registered securities dealers in the ordinary course of business.

Coming into Force

The tax would apply in respect of repurchases and issuances of equity that occur on or after January 1, 2024.

General Anti-Avoidance Rule

The general anti-avoidance rule (GAAR) in the Income Tax Act is intended to prevent abusive tax avoidance transactions while not interfering with legitimate commercial and family transactions. If abusive tax avoidance is established, the GAAR applies to deny the tax benefit created by the abusive transaction.

A consultation on various approaches to modernizing and strengthening the GAAR has recently been conducted. A consultation paper (available on the government’s website: https://www.canada.ca/en/department-finance/ programs/consultations/2022/general-anti-avoidance-rule-consultation/ modernizing-strengthening-general-anti-avoidance-rule.html) released last August identified a number of issues with the GAAR and set out potential ways to address them. As part of the consultation, the government received a number of submissions, representing a wide variety of viewpoints.

To respond to the issues raised in the paper taking into account stakeholder feedback, Budget 2023 proposes to amend the GAAR by: introducing a preamble; changing the avoidance transaction standard; introducing an economic substance rule; introducing a penalty; and extending the reassessment period in certain circumstances.

Preamble

A preamble would be added to the GAAR, in order to help address interpretive issues and ensure that the GAAR applies as intended. It would address three areas where questions have arisen.

While the GAAR informs the interpretation of, and applies to, every other provision of the Income Tax Act, it fundamentally denies tax benefits sought to be obtained through abusive tax avoidance transactions. It in effect draws a line: while taxpayers are free to arrange their affairs so as to obtain tax benefits intended by Parliament, they cannot misuse or abuse the tax rules to obtain unintended benefits.

Tax Measures: Supplementary Information 37

As noted in the original explanatory notes accompanying the GAAR, it is intended to strike a balance between taxpayers’ need for certainty in planning their affairs and the government’s responsibility to protect the tax base and the fairness of the tax system. “Fairness” in this sense is used broadly, reflecting the unfair distributional effects of tax avoidance as it shifts the tax burden from those willing and able to avoid taxes to those who are not.

Finally, the preamble would also clarify that the GAAR is intended to apply regardless of whether or not the tax planning strategy used to obtain the tax benefit was foreseen.

Avoidance Transaction

The threshold for the avoidance transaction test in the GAAR would be reduced from a “primary purpose” test to a “one of the main purposes” test. This is consistent with the standard used in many modern anti-avoidance rules and strikes a reasonable balance, as it would apply to transactions with a significant tax avoidance purpose but not to transactions where tax was simply a consideration.

The consultation paper raised a number of other issues with the avoidance transaction test, such as whether the avoidance of foreign tax should be considered a bona fide purpose. It is anticipated that this measure would produce appropriate results in circumstances where the issues arise and so, specific amendments to address these issues are not proposed.

Economic Substance

A rule would be added to the GAAR so that it better meets its initial objective of requiring economic substance in addition to literal compliance with the words of the Income Tax Act. Currently, Supreme Court of Canada jurisprudence has established a more limited role for economic substance.

The proposed amendments would provide that economic substance is to be considered at the ‘misuse or abuse’ stage of the GAAR analysis and that a lack of economic substance tends to indicate abusive tax avoidance. A lack of economic substance will not always mean that a transaction is abusive. It would still be necessary to determine the object, spirit and purpose of the provisions or scheme relied upon, in line with existing GAAR jurisprudence. In cases where the tax results sought are consistent with the purpose of the provisions or scheme relied upon, abusive tax avoidance would not be found even in cases lacking economic substance. To the extent that a transaction lacks economic substance, the new rule would apply; otherwise, the existing misuse or abuse jurisprudence would continue to be relevant.

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The amendments would provide indicators for determining whether a transaction or series of transactions is lacking in economic substance. These are not an exhaustive list of factors that might be relevant and different indicators might be relevant in different cases. However, in many cases, the existence of one or more of these indicators would strongly point to a transaction lacking economic substance. These indicators are: whether there is the potential for pre-tax profit; whether the transaction has resulted in a change of economic position; and whether the transaction is entirely (or almost entirely) tax motivated.

The transfer of funds by an individual from a taxable account to a tax-free savings account provides a simple example of how the analysis could apply. Such a transfer could be considered to be entirely tax motivated, with no change in economic position or potential for profit other than as a result of tax savings. Even if the transfer is considered to be lacking in economic substance, it is clearly not a misuse or abuse of the relevant provisions of the Income Tax Act. The individual is using their tax-free savings account in precisely the manner that Parliament intended. There are contribution rules that specifically contemplate such a transfer and, perhaps more fundamentally, the basic tax-free savings account rules would not work if such a transfer was considered abusive.

The proposal would not supplant the general approach under Canadian income tax law, which focuses on the legal form of an arrangement. In particular, it would not require an enquiry into what the economic substance of a transaction actually is (e.g., whether a particular financial instrument is, in substance, debt or equity). Rather, it requires consideration of a lack of economic substance in the determination of abusive tax avoidance.

Penalty

A penalty would be introduced for transactions subject to the GAAR, equal to 25 per cent of the amount of the tax benefit. Where the tax benefit involves a tax attribute that has not yet been used to reduce tax, the amount of the tax benefit would be considered to be nil. The penalty could be avoided if the transaction is disclosed to the Canada Revenue Agency, either as part of the proposed mandatory disclosure rules or voluntarily. This would build upon the mandatory disclosure rules and ensure that the Canada Revenue Agency has early access to the information it needs to respond quickly to tax risks through informed risk assessments, audits and changes to legislation. As such, a consequential amendment would be made to the proposed reportable transaction rules to permit voluntary reporting.

Reassessment Period

A three-year extension to the normal reassessment period would be provided for GAAR assessments, unless the transaction had been disclosed to the Canada Revenue Agency. This extension reflects the complexity of many GAAR transactions, along with the difficulties in detecting them.

Tax Measures: Supplementary Information    39

Consultation

The government is interested in stakeholders’ views on these proposals and interested parties are invited to send written representations to the Department of Finance Canada, Tax Policy Branch at GAAR-RGAE@fin.gc.ca by May 31, 2023. Following this period of consultation, the government intends to publish revised legislative proposals and announce the application date of the amendments.

Dividend Received Deduction by Financial Institutions

The Income Tax Act permits corporations to claim a deduction in respect of dividends received on shares of other corporations resident in Canada. These dividends are effectively excluded from income. The dividend received deduction is intended to limit the imposition of multiple levels of corporate taxation.

The mark-to-market rules in the Income Tax Act recognize the unique nature of certain property (“mark-to-market property”) held by financial institutions in the ordinary course of their business. Under these rules, gains on the disposition of mark-to-market property are included in ordinary income, not capital gains, and unrealized gains are included in computing income annually (in addition to when the property is disposed of). Shares are generally mark-to-market property when a financial institution has less than ten per cent of the votes or value of the corporation that issued the shares (“portfolio shares”).

The policy behind the dividend received deduction conflicts with the policy behind the mark-to-market rules. Although the mark-to-market rules essentially classify gains on portfolio shares as business income, dividends received on those shares remain eligible for the dividend received deduction and are excluded from income. The tax treatment of dividends received by financial institutions on portfolio shares held in the ordinary course of their business is inconsistent with the tax treatment of gains on those shares under the mark-to-market rules.

To align the treatment of dividends and gains on portfolio shares under the mark-to-market rules, Budget 2023 proposes to deny the dividend received deduction in respect of dividends received by financial institutions on shares that are mark-to-market property.

This measure would apply to dividends received after 2023.

Income Tax and GST/HST Treatment of Credit Unions

The Income Tax Act contains a definition of “credit union”, which is used for both income tax and Goods and Services Tax/Harmonized Sales Tax (GST/HST) purposes. A credit union that meets this definition is subject to specific income tax and GST/HST rules that apply to credit unions, reflecting their particular governance and structure. For example, if a credit union meets this definition, it benefits from a GST/HST rule allowing it to receive most otherwise taxable supplies of goods and services from credit union centrals and other credit unions on an exempt basis.

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Under the existing legislation, if a credit union earns more than ten per cent of its revenue from sources other than certain specified sources (such as interest income from lending activities), it would not meet the definition of “credit union” and the income tax and GST/HST rules governing credit unions would no longer apply to it. This could arise even though the credit union’s governing legislation permits it to earn revenue from these other sources.

Most credit unions are currently full-service financial institutions that offer a comprehensive suite of financial products and services. As a result, the existing ten-per-cent revenue test could result in unforeseen income tax and GST/HST consequences to a credit union that exceeds this threshold.

Budget 2023 proposes to amend the Income Tax Act by eliminating the revenue test from the definition of “credit union” and amending that definition to accommodate how credit unions currently operate. The amendment would apply in respect of taxation years of a credit union ending after 2016.

International Tax Measures

International Tax Reform

Canada is one of 138 members of the Organisation for Economic Co-operation and Development (OECD)/Group of 20 (G20) Inclusive Framework on Base Erosion and Profit Shifting (the Inclusive Framework) that have joined a two-pillar plan for international tax reform agreed to on October 8, 2021. The historic “Statement on a Two-Pillar Solution to Address the Tax Challenges Arising from the Digitalisation of the Economy” (the October 2021 Statement) agreed to on that day has since been endorsed by G20 Finance Ministers and Leaders.

Pillar One is intended to reallocate a portion of taxing rights over the profits of the largest and most profitable multinational enterprises (MNEs) to market countries (i.e., where their users and customers are located). Pillar Two is intended to ensure that the profits of large MNEs are subject to an effective tax rate of at least 15 per cent, regardless of where they are earned.

The following provides an update on recent developments and upcoming implementation steps in relation to the pillars.

Pillar One – Reallocation of Taxing Rights

Pillar One is an update to the framework that underlies current tax treaties, which allocates the income of MNEs between countries for tax purposes. The existing framework relies on principles of connection with a country based on physical presence that were designed for traditional bricks-and-mortar businesses; they do not produce appropriate results in today’s digitalized economy. Pillar One instead uses a broader test of connection and a formulary allocation of residual profits to ensure that the largest and most profitable MNEs pay a fair share of tax in the countries where their users and customers are located.

Tax Measures: Supplementary Information    41

The government is working with its international partners in an OECD-led process to develop the model rules and the multilateral convention needed to establish this new multilateral tax framework and bring it into effect. To help ensure that the final rules will be effective and administrable, the OECD has been releasing draft model rules for public comment as each element reaches maturity. The draft rules were consolidated in two major progress reports released in July and October of 2022.

Countries are working toward completing multilateral negotiations so that the convention to implement Pillar One can be signed by mid-2023, with a view to it entering into force in 2024.

To ensure that Canadians’ interests are protected, the government released draft legislative proposals for a Digital Services Tax (DST) in December 2021. The government intends to release a revised draft of the legislative proposals for public comment before introducing a bill in Parliament. Consistent with the October 2021 Statement, the DST could be imposed as of January 1, 2024, but only if the multilateral convention implementing the Pillar One framework has not come into force. In that event, the DST would be payable as of 2024 in respect of revenues earned as of January 1, 2022. It remains the government’s hope and underlying assumption that the timely implementation of the new multilateral framework will make this unnecessary.

Pillar Two – Global Minimum Tax

Pillar Two is a multilateral framework for a global minimum tax regime that is designed to ensure that MNEs with annual revenues of €750 million or more are subject to a minimum effective tax rate of 15 per cent on their profits in every jurisdiction in which they operate. It is intended to reduce the incentive for MNEs to shift profits into low-tax jurisdictions and, at the same time, end the “race to the bottom” in international corporate taxation by setting a floor on tax competition.

The primary charging rule for Pillar Two is known as the Income Inclusion Rule (IIR). In general terms, if the jurisdiction where the ultimate parent entity of an MNE is located has implemented the IIR, it has the primary right to impose a top-up tax on the ultimate parent entity with respect to income from the MNE’s operations in any jurisdiction where it is taxed at an effective tax rate below 15 per cent.

Pillar Two also contains a “backstop” rule, known as the Undertaxed Profits Rule (UTPR). If a parent jurisdiction of an MNE has not implemented the IIR, other jurisdictions in which the MNE operates that have implemented the UTPR would impose the top-up tax on the group entities located in their jurisdiction, with the top-up tax being allocated among those jurisdictions on a formulary basis. This ensures that MNEs whose parent entities are located in non-implementing jurisdictions are nonetheless subject to top-up tax in respect of their low-taxed income.

The details of the IIR and UTPR are set out in the model rules (the Global Anti-Base Erosion or GloBE Rules), and related commentary and administrative guidance, all agreed by the Inclusive Framework.

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The Pillar Two framework contemplates that a jurisdiction may enact a domestic minimum top-up tax that would apply a top-up tax on low-taxed income of its domestic entities. If such a tax is designed to achieve the intended outcomes under Pillar Two, it is treated as a “qualified” domestic minimum top-up tax and is creditable dollar-for-dollar against the top-up tax liability that would otherwise arise under Pillar Two. In effect, this allows a jurisdiction to collect the top-up tax applicable to any low-taxed income of its domestic entities, rather than allowing the top-up tax to accrue to the treasuries of other countries under the IIR or UTPR.

A more detailed outline of the Pillar Two framework is set out in the Supplementary Information to Budget 2022 (https:// www.budget.canada. ca/2022/report-rapport/tm-mf-en.html#a4), which launched a public consultation on the implementation of Pillar Two in Canada, which ended on July 7, 2022.

Implementation Framework and Administrative Guidance

On December 20, 2022, the Inclusive Framework released an implementation framework addressing key remaining elements required to enable countries to implement Pillar Two in their domestic laws. The implementation framework sets out guidance on safe harbours, including the agreed design for a short-term transitional safe harbour based on a combination of figures already reported in MNEs’ country-by-country reports and figures taken from their financial statements, and a framework for the development of potential permanent safe harbours. These safe harbours are intended to reduce the administrative and compliance burden of Pillar Two by allowing MNEs to undertake simplified effective tax rate and other computations. The implementation framework also comprises guidance on penalty relief, and public consultation documents on the GloBE information return and on various potential mechanisms (including dispute prevention and dispute resolution) for achieving tax certainty for Pillar Two. Following the public consultation, the common template for the GloBE information return is expected to be released later this year.

On February 2, 2023, the Inclusive Framework released further agreed administrative guidance for Pillar Two addressing, among other things, the interaction of the U.S. Global Intangible Low-Taxed Income (GILTI) regime with Pillar Two, the treatment of tax credits accessed through certain partnership structures (commonly used in the U.S.), and certain design parameters of a qualified domestic minimum top-up tax.

Notably, the administrative guidance, which has been agreed by the members of the Inclusive Framework (including the U.S.), sets out that the U.S. GILTI will not be treated as equivalent to the IIR. Instead, the tax under the GILTI will be treated as a covered tax that is taken into account in determining an MNE’s effective tax rate in jurisdictions where it operates, according to an agreed simplified allocation methodology set out in the guidance that applies on a time-limited basis, for fiscal years that begin on or before December 31, 2025 (but not including a fiscal year that ends after June 30, 2027). As a result,

Tax Measures: Supplementary Information    43

Canada and other Pillar Two implementing countries would collect from domestic subsidiaries of U.S.-based MNEs any top-up tax under the UTPR that applies to the extent the U.S.-based MNEs still have low-taxed income after taking into consideration tax on GILTI.

In contrast, the administrative guidance on the design of a qualified domestic minimum top-up tax provides that, in determining the amount of top-up tax payable under such a tax, the computation of an MNE’s effective tax rate must not take into consideration any tax payable under a controlled foreign company tax regime, including the U.S. GILTI.

In the executive summary to the recent administrative guidance, the Inclusive Framework released a statement that, consistent with their intention, the GloBE Rules are designed so that the imposition of top-up tax in accordance with those rules will be compatible with the provisions of the OECD Model Tax Convention and the United Nations Model Double Taxation Convention.

Implementation in Canada

Consistent with the announcement in Budget 2022, Budget 2023 announces the government’s intention to introduce legislation implementing the IIR and a domestic minimum top-up tax applicable to Canadian entities of MNEs that are within scope of Pillar Two, with effect for fiscal years of MNEs that begin on or after December 31, 2023. The government also intends to implement the UTPR with effect for fiscal years of MNEs that begin on or after December 31, 2024. For these purposes, an MNE is considered to have the same fiscal year as its ultimate parent entity.

The government will continue to monitor international developments as it moves forward with the implementation of Pillar Two.

The government intends to release draft legislative proposals for the IIR and domestic minimum top-up tax for public consultation in the coming months, with draft legislative proposals for the UTPR to follow at a later time. The draft implementing legislation will take into account the comments received in the public consultation on Pillar Two launched in Budget 2022. It will closely follow the detailed model rules, the commentary on the model rules, and the administrative guidance agreed by the Inclusive Framework, including in particular the application of all agreed safe harbours.

Revenue Sharing

Budget 2023 also announces the government’s intention to share with provinces and territories a portion of the revenues from the international tax reform. The government will engage with provincial and territorial governments in the coming months.

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Sales and Excise Tax Measures

GST/HST Treatment of Payment Card Clearing Services

Under the Goods and Services Tax/Harmonized Sales Tax (GST/HST), supplies of financial services are generally “exempt”. This means that providers of financial services are not required to charge GST/HST in respect of the financial services that they supply, but they also cannot claim input tax credits to recover GST/HST paid on inputs they acquire to make those exempt supplies. As a result, non-recoverable GST/HST is payable on non-financial inputs to financial services (inputs such as payment processing, messaging and other administrative services). For this reason, the GST/HST definition of “financial service” specifically excludes such administrative services.

Payment card network operators maintain clearing systems in respect of payment cards (credit, debit and charge cards) and render payment card clearing services (e.g., payment processing and messaging services) to system participants (e.g., a payment card issuer such as a bank). It has always been widely understood that the services of payment card network operators are excluded from the GST/HST definition of “financial service”. However, a recent court decision found that the GST/HST does not apply to supplies of these services.

Budget 2023 proposes to amend the GST/HST definition of “financial service” to clarify that payment card clearing services rendered by a payment card network operator are excluded from the definition to ensure that such services generally continue to be subject to the GST/HST.

This measure would apply to a service rendered under an agreement for a supply if any consideration for the supply becomes due, or is paid without becoming due, after Budget Day. This measure would also apply to a service rendered under an agreement for a supply if all of the consideration for the supply became due, or was paid, on or before Budget Day, except in certain situations, generally being where the following two conditions were both met:

(1)	the supplier did not, on or before Budget Day, charge, collect or remit any amount as or on account of tax in respect of the supply; and

(2)

the supplier did not, on or before Budget Day, charge, collect or remit any amount as or on account of tax in respect of any other supply that is made under the agreement and that includes the provision of a payment card clearing service.

Tax Measures: Supplementary Information 45

Alcohol Excise Duty

Under the Excise Act and the Excise Act, 2001, alcohol excise duties are automatically indexed to total Consumer Price Index (CPI) inflation at the beginning of each fiscal year (i.e., on April 1st).

Budget 2023 proposes to temporarily cap the inflation adjustment for excise duties on beer, spirits and wine at two per cent, for one year only, as of April 1, 2023. The excise duty rates on all alcoholic beverage products as of April 1, 2023, are presented in the table below.

The proposed measure would come into force on April 1, 2023.

Table 7

Proposed Alcohol Excise Duty Rates as of April 1, 20231

	Rate for 2022- 2023	Rate for 2023- 2024 (had no cap been applied)	Rate for 2023- 2024 (proposed 2% adjustment)

Spirits[2]	$13.042	$13.864	$13.303

Wine[3]	$0.688	$0.731	$0.702

Beer[4]	$34.820	$37.014	$35.516

¹ No excise duty is imposed on alcoholic products containing not more than 0.5 per cent alcohol by volume.

2 Rates per litre of absolute ethyl alcohol. Reduced rates apply to spirits containing not more than 7 per cent alcohol by volume.

3 Rates per litre of wine. Reduced rates apply to wine containing not more than 7 per cent alcohol by volume.

4 Rates per hectolitre of beer. Reduced rates apply for domestic brewers to the first 75,000 hectolitres of beer brewed in Canada each calendar year.

Cannabis Taxation – Quarterly Duty Remittances

The federal government imposes an excise duty on cannabis products, which is generally remittable on a monthly basis. Budget 2022 brought forward a measure that allowed certain smaller licensed cannabis producers to remit excise duties on a quarterly basis. Budget 2023 proposes to allow all licensed cannabis producers to remit excise duties on a quarterly rather than monthly basis, starting from the quarter beginning on April 1, 2023.

While significant progress has been made in eliminating criminal activity in the cannabis market, licensed cannabis producers are currently experiencing financial difficulties as they help to build a stable, legal cannabis industry in Canada. The government will monitor the sector and work closely with provinces and territories to ensure alignment with the coordinated taxation framework.

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Air Travellers Security Charge

The Air Travellers Security charge (ATSC) came into effect in April 2002 to fund the air travel security system, including the Canadian Air Transport Security Authority (CATSA), which is the federal authority responsible for the security screening of air passengers and their baggage. Also included in the air travel security system are Transport Canada’s related regulatory oversight and the contracting of Royal Canadian Mounted Police officers on selected flights. The ATSC is generally paid by passengers when they purchase airline tickets. The Government of Canada has committed to balancing ATSC revenues with air travel security system expenses over time.

Budget 2023 proposes to provide $1.8 billion over five years, starting in 2023-24, to maintain and increase CATSA’s level of service, improve screening wait times, and strengthen security measures at airports. To support financing of this proposal, Budget 2023 proposes to increase ATSC rates by 32.85 per cent. The proposed rates are presented in the following table.

The ATSC rates were last increased in 2010, at which time they were raised by 52.4 per cent.

The proposed new ATSC rates will apply to air transportation services that include a chargeable emplanement on or after May 1, 2024, for which any payment is made on or after that date.

Table 8

Proposed ATSC Rates ($)*

	Current	May 2024 and Ongoing

Domestic (one-way)	7.48	9.94

Domestic (round trip)	14.96	19.87

Transborder	12.71	16.89

Other international	25.91	34.42

 * Note: The above rates include the GST or the federal portion of the HST, where applicable.

For transborder and international travel, the ATSC generally applies only to flights departing from Canada. Foreign governments may impose similar security charges on return travel, but those charges are not affected by this proposal.

Customs Tariff Measures

Tariff Support for Developing Countries

Canada extends non-reciprocal tariff preference programs to developing countries to support their export-led economic development. Two of these programs, the General Preferential Tariff (GPT) and Least Developed Country Tariff (LDCT), expire on December 31, 2024.

Budget 2023 proposes to renew, until the end of 2034, and update these programs under the Customs Tariff. Updates would include creating a GPT+

Tax Measures: Supplementary Information 47

program, in alignment with Canada’s progressive trade agenda, as well as expanding benefits for certain import categories, and simplifying administrative requirements for Canadian importers.

These changes are estimated to decrease federal tariff revenues by $130 million over six years, starting in 2022-23.

Other Tax Measures

Provincial Public Accounting

The federal government values the need for transparency and accountability in public reporting. In a November 2022 report, the Auditor General of Ontario identified challenges in performing her audit of Ontario’s Public Accounts due to limitations on her access to taxpayer data used in estimating provincial corporate income tax revenue. The government will work with the Government of Ontario to develop viable solutions to address this issue.

Previously Announced Measures

Budget 2023 confirms the government’s intention to proceed with the following previously announced tax and related measures, as modified to take into account consultations and deliberations since their release.

●	Legislative proposals released on November 3, 2022 with respect to Excessive Interest and Financing Expenses Limitations and Reporting Rules for Digital Platform Operators.

●	Tax measures announced in the Fall Economic Statement on November 3, 2022, for which legislative proposals have not yet been released, including:

–	Automatic Advance for the Canada Workers Benefit;

–	Investment Tax Credit for Clean Technologies; and

–	Extension of the Residential Property Flipping Rule to Assignment Sales.

●	Legislative proposals released on August 9, 2022, including with respect to the following measures:

–	Borrowing by Defined Benefit Pension Plans;

–	Reporting Requirements for Registered Retirement Savings Plans (RRSPs) and Registered Retirement Income Funds (RRIFs);

–	Fixing Contribution Errors in Defined Contribution Pension Plans;

–	The Investment Tax Credit for Carbon Capture, Utilization and Storage;

–	Hedging and Short Selling by Canadian Financial Institutions;

–	Substantive Canadian-Controlled Private Corporations;

–	Mandatory Disclosure Rules;

–	The Electronic Filing and Certification of Tax and Information Returns;

–	Canadian Forces Members and Veterans Amounts;

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–	other technical amendments to the Income Tax Act and Income Tax Regulations proposed in the August 9th release; and

–	remaining legislative and regulatory proposals relating to the Goods and Services Tax/Harmonized Sales Tax, excise levies and other taxes and charges announced in the August 9th release.

•	Legislative proposals released on April 29, 2022 with respect to Hybrid Mismatch Arrangements.

•	Legislative proposals released on February 4, 2022 with respect to the Goods and Services Tax/Harmonized Sales Tax treatment of Cryptoasset Mining.

•	Legislative proposals tabled in a Notice of Ways and Means Motion on December 14, 2021 to introduce the Digital Services Tax Act.

•	The transfer pricing consultation announced in Budget 2021.

•	The income tax measure announced on December 20, 2019 to extend the maturation period of amateur athletes trusts maturing in 2019 by one year, from eight years to nine years.

•	Measures confirmed in Budget 2016 relating to the Goods and Services Tax/Harmonized Sales Tax joint venture election.

Budget 2023 also reaffirms the government’s commitment to move forward as required with other technical amendments to improve the certainty and integrity of the tax system.

Tax Measures: Supplementary Information    49

50

Notices of Ways and Means Motions

Notice of Ways and Means Motion to amend the

Income Tax Act and the Income Tax Regulations

That it is expedient to amend the Income Tax Act (the “Act”) and the Income Tax Regulations (the “Regulations”) as follows:

Employee Ownership Trusts

1 (1) Section 15 of the Act is amended by adding the following after subsection (2.5):

When s. 15(2) not to apply – employee ownership trusts

(2.51) Subsection 15(2) does not apply to a loan made or a debt that arose in respect of a qualifying business transfer if

(a) immediately following the qualifying business transfer,

(i) the lender or creditor is a qualifying business, and

(ii) the borrower is the employee ownership trust that controls the qualifying business described in subparagraph (i),

(b) the sole purpose of the loan or the debt is to facilitate the qualifying business transfer, and

(c) at the time the loan was made or the debt incurred, bona fide arrangements were made for repayment of the loan or debt within 15 years of the qualifying business transfer.

(2) Subsection (1) applies in respect of transactions that occur on or after January 1, 2024.

2 (1) Subparagraph 40(1)(a)(iii) of the Act before clause (A) is replaced by the following:

(iii) subject to subsections 40(1.1) to (1.3), such amount as the taxpayer may claim

(2) Section 40 of the Act is amended by adding the following after subsection (1.2):

Reserve – dispositions to employee ownership trusts

(1.3) In computing the amount that a taxpayer may claim under subparagraph (1)(a)(iii) in computing the taxpayer’s gain from the disposition of a share of the capital stock of a qualifying business that subparagraph shall be read as if the references in that subparagraph to “1/5” and “4” were references to “1/10” and “9” respectively, if the shares of the qualifying business were disposed of by the taxpayer to an employee ownership trust pursuant to a qualifying business transfer.

(3) Subsections (1) and (2) apply in respect of transactions that occur on or after January 1, 2024.

3 (1) Paragraph (a.1) of the definition trust in subsection 108(1) of the Act is replaced by the following:

(a.1) a trust (other than a trust described in paragraph (a), (d) or (h), a trust to which subsection 7(2) or (6) applies or a trust prescribed for the purpose of subsection 107(2)) all or substantially all of the property of which is held for the purpose of providing benefits to individuals each of whom is provided with benefits in respect of, or because of, an office or employment or former office or employment of any individual,

(2) The definition trust in subsection 108(1) of the Act is amended by striking out “or” at the end of paragraph (f), by adding “or” at the end of paragraph (g) and by adding the following after paragraph (g):

Notice of Ways and Means Motion to amend the Income Tax Act and the Income Tax Regulations    51

(h) an employee ownership trust.

(3) Subsections (1) and (2) apply in respect of transactions that occur on or after January 1, 2024.

4 (1) Subsection 248(1) of the Act is amended by adding the following in alphabetical order:

employee ownership trust means an irrevocable trust that, at all relevant times, satisfies the following conditions:

(a) the trust is resident in Canada (determined without reference to subsection 94(3));

(b) the trust is exclusively for the benefit of all individuals each of whom

(i) is an employee of one or more qualifying businesses controlled by the trust (other than an employee who has not completed an applicable probationary period, which may not exceed 12 months),

(ii) does not own, directly or indirectly (other than through an interest in the trust), 10% or more of the fair market value of any class of shares of the capital stock of a qualifying business controlled, directly or indirectly, by the trust,

(iii) does not own, directly or indirectly, together with any person or partnership that is related to or affiliated with the individual, 50% or more of the fair market value of any class of shares of the capital stock of a qualifying business controlled, directly or indirectly, by the trust, and

(iv) immediately before the time of a qualifying business transfer to the trust, did not own, directly or indirectly, together with any person or partnership that is related to or affiliated with the individual, 50% or more of the fair market value of the shares of the capital stock and indebtedness of the qualifying business;

(c) the interest of each beneficiary of the trust is determined in the same manner, based solely on a reasonable application of any combination of the following criteria

(i) the total hours of employment service provided by the beneficiary to the qualifying business,

(ii) the total salary, wages and other remuneration paid or payable to the beneficiary by the qualifying business, and

(iii) the total period of employment service the beneficiary has provided to the qualifying business;

(d) the trust is prohibited from acting in the interest of one beneficiary (or group of beneficiaries) to the prejudice of another beneficiary (or group of beneficiaries);

(e) the trust is prohibited from distributing shares of the capital stock of a qualifying business to any beneficiary of the trust;

(f) each trustee of the trust

(i) is either a corporation resident in Canada that is licensed or otherwise authorized under the laws of Canada or a province to carry on in Canada the business of offering to the public its services as a trustee or an individual (other than a trust),

(ii) is elected to the position of trustee for a period not exceeding five years by the beneficiaries of the trust that have attained at least 18 years of age at the time of the vote, and

(iii) has an equal vote in the conduct of the affairs of the trust;

(g) not more than 40% of the trustees of the trust are any combination of:

(i) individuals who, immediately before the time that the trust acquired control of a qualifying business, owned, directly or indirectly, together with any person or partnership that is related to or affiliated with the individuals,

52 Chapter 1

50% or more of the fair market value of the shares of the capital stock or indebtedness of the qualifying business, and

(ii) corporations that more than 40% of the members of the board of directors are individuals referred to in subparagraph (i); and

(h) all or substantially all the fair market value of the property of the trust is attributable to shares of the capital stock of one or more qualifying businesses that the trust controls, directly or indirectly, and by which all beneficiaries of the trust are employed. (fiducie collective des employés)

qualifying business, at a particular time, means a corporation controlled by a trust

(a) that is a Canadian-controlled private corporation all or substantially all the fair market value of the assets of which at that time is attributable to assets (other than an interest in a partnership) that are used principally in an active business carried on primarily in Canada by the particular corporation or by a corporation that the particular corporation controls;

(b) not more than 40% of the directors of which consist of individuals that, immediately before the time that the trust acquired control of the corporation, owned, directly or indirectly, together with any person or partnership that is related to or affiliated with the director, 50% or more of the fair market value of the shares of the capital stock or indebtedness of the corporation; and

(c) that deals at arm’s length and is not affiliated with any person or partnership that owned 50% or more of the fair market value of the shares of the capital stock or indebtedness of the corporation immediately before the time the trust acquired control of the corporation. (entreprise admissible)

qualifying business transfer means a disposition by a taxpayer of shares of the capital stock of a corporation (in this definition referred to as the “subject corporation”) to a trust, or to a Canadian-controlled private corporation (in this definition referred to as the “purchaser corporation”) that is controlled and wholly-owned by a trust, if

(a) immediately before the disposition, all or substantially all the fair market value of the assets of the subject corporation is attributable to assets (other than an interest in a partnership) that are used principally in an active business (referred to in this definition as the “business”) carried on primarily in Canada by the subject corporation or a corporation that is controlled and wholly-owned by the subject corporation;

(b) at the time of the disposition,

(i) the taxpayer deals at arm’s length with the trust and any purchaser corporation,

(ii) the trust acquires control of the subject corporation, and

(iii) the trust is an employee ownership trust, the beneficiaries of which are employed in the business; and

(c) at all times after the disposition,

(i) the taxpayer deals at arm’s length with the subject corporation, the trust and any purchaser corporation, and

(ii) the taxpayer does not retain any right or influence that, if exercised, would allow the taxpayer (whether alone or together with any person or partnership that is related to or affiliated with the taxpayer) to control, directly or indirectly in any manner whatever, the subject corporation, the trust, or any purchaser corporation. (transfert admissible d’entreprise)

(2) Subsection (1) comes into force on January 1, 2024.

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Deduction for Tradespeople’s Tool Expenses

5 (1) Subclause B(I) of the description of B in subparagraph 8(1)(r)(ii) of the Act is replaced by the following:

(I) the amount that is the total of the first dollar amount referred to in paragraph (s) and the amount determined for the taxation year for B in subsection 118(10), and

(2) The portion before the formula of paragraph 8(1)(s) of the Act is replaced by the following:

Deduction – tradesperson’s tools

(s) if the taxpayer is employed as a tradesperson at any time in the taxation year, the lesser of $1,000 and the amount determined by the formula

(3) Subsections (1) and (2) apply to the 2023 and subsequent taxation years.

Registered Education Savings Plans

6 (1) Paragraph (a) of the definition education savings plan in subsection 146.1(1) of the Act is amended by striking out “and” at the end of subparagraph (ii) and by adding the following after subparagraph (iii):

(iv) an individual (other than a trust), who is a legal parent of a beneficiary, and the individual’s former spouse or common-law partner, who is also the legal parent of a beneficiary, and

(2) Subclause 146.1(2)(g.1)(ii)(A)(II) of the Act is replaced by the following :

(II) the total of the payment and all other educational assistance payments made under a registered education savings plan of the promoter to or for the individual in the 12-month period that ends at that time does not exceed $8,000 or any greater amount that the Minister designated for the purpose of the Canada Education Savings Act approves in writing with respect to the individual, or

(3) Clause 146.1(2)(g.1)(ii)(B) of the Act is replaced by the following :

(B) the individual satisfies, at that time, the condition set out in clause (i)(B) and the total of the payment and all other educational assistance payments made under a registered education savings plan of the promoter to or for the individual in the 13-week period that ends at that time does not exceed $4,000 or any greater amount that the Minister designated for the purpose of the Canada Education Savings Act approves in writing with respect to the individual;

(4) Subsections (1) to (3) are deemed to have come into force on March 28, 2023.

Retirement Compensation Arrangements

7 The Act is modified to give effect to the proposals relating to Retirement Compensation Arrangements as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Registered Disability Savings Plan

8 (1) Clause (a)(ii)(B.1) of the definition disability savings plan in subsection 146.4(1) of the Act is replaced by the following:

(B.1) if the arrangement is entered into before 2027, a qualifying family member in relation to the beneficiary who, at the time the arrangement is entered into, is a qualifying person in relation to the beneficiary,

54 Chapter 1

(2) The definition qualifying family member in subsection 146.4(1) of the Act is amended by striking out “or” at the end of paragraph (a), by adding “or” at the end of paragraph (b) and by adding the following after paragraph (b):

(c) a brother or sister (determined without reference to subsection 252(2)) of the beneficiary.

Taxpayer Information Sharing for the Canadian Dental Care Plan

9 Paragraph 241(4)(d) of the Act is amended by adding the following after subparagraph (xx):

(xx.1) to an official of

(A) the Department of Employment and Social Development or the Department of Health, solely for the purpose of the administration or enforcement of the Canadian Dental Care Plan established under the authority of the Department of Health Act in respect of dental service for individuals, or

(B) the Department of Health solely for the purpose of the formulation or evaluation of policy for that plan;

Alternative Minimum Tax for High-Income Individuals

10 The Act is modified to give effect to the proposals relating to the Alternative Minimum Tax for High-Income Individuals as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Intergenerational Business Transfers

11 (1) The portion of subparagraph 40(1)(a)(iii) of the Act before clause (A) is replaced by the following:

(iii) subject to subsections 40(1.1) and (1.2), such amount as the taxpayer may claim

(2) Section 40 of the Act is amended by adding the following after subsection (1.1):

Reserve – intergenerational business transfers

(1.2) In computing the amount that a taxpayer may claim under subparagraph (1)(a)(iii) on a disposition of shares of the capital stock of a corporation resident in Canada to another corporation, that subparagraph shall be read as if the references to “1/5” and “4” were references to “1/10” and “9” respectively, if the conditions in subsection 84.1(2.31) or (2.32) are satisfied in respect of the disposition.

(3) Subsections (1) and (2) come into force on January 1, 2024.

12 (1) Paragraph 84.1(2)(e) of the Act is replaced by the following:

(e) notwithstanding any other paragraph in this subsection, if this paragraph applies because of subsection (2.31) or (2.32) to a disposition of subject shares by a taxpayer to a purchaser corporation, the taxpayer and the purchaser corporation are deemed to deal with each other at arm’s length at the time of the disposition of the subject shares.

(2) Subsection 84.1(2.3) of the Act is replaced by the following:

Rules for subsections (2.31) and (2.32)

(2.3) For the purposes of subsections (2.31) and (2.32),

(a) a child of a taxpayer has the same meaning as in subsection 70(10) and also includes

(i) a niece or nephew of the taxpayer,

(ii) a niece or nephew of the taxpayer’s spouse or common-law partner,

Notice of Ways and Means Motion to amend the Income Tax Act and the Income Tax Regulations    55

(iii) a spouse or common-law partner of a niece or nephew referred to in subparagraph (i) or (ii), and

(iv) a child of a niece or nephew referred to in subparagraphs (i) or (ii);

(b) if a person or partnership’s share of the accumulating income or capital of a trust in respect of which the person or partnership has an interest as a beneficiary depends on the exercise by a person (referred to in this paragraph as a “trustee”) of, or the failure by any trustee to exercise, a discretionary power, that trustee is deemed to have fully exercised the power, or to have failed to exercise the power, as the case may be;

(c) if one or more children referred to in

(i) subparagraph (2.31)(f)(i) have disposed of, or caused the disposition of, all of the shares in the capital stock of the purchaser corporation, the subject corporation, or all relevant group entities (within the meaning of subparagraph (2.31)(c)(iii)) to an arm’s length person or group of persons, the conditions in paragraphs (2.31)(f) and (g) are deemed to be met as of the time of the disposition, provided that all equity interests in all relevant businesses (within the meaning of subparagraph (2.31)(c)(iii)) held, directly or indirectly, by the child or children are included in the disposition, or

(ii) subparagraph (2.32)(g)(i) have disposed of, or caused the disposition of, all of the shares in the capital stock of the purchaser corporation, the subject corporation, or all relevant group entities (within the meaning of subparagraph (2.32)(c)(iii)) to an arm’s length person or group of persons, the conditions in paragraphs (2.32)(g) and (h) are deemed to be met as of the time of the disposition, provided that all equity interests in all relevant businesses (within the meaning of subparagraph (2.32)(c)(iii)) held, directly or indirectly, by the child or children are included in the disposition; and

(d) if a child, or each of the children, referred to in

(i) subparagraph (2.31)(f)(ii) has died or has, after the disposition of the subject shares, suffered one or more severe and prolonged impairments in physical or mental functions, the conditions in paragraphs (2.31)(f) and (g) are deemed to be met as of the time of the death or mental or physical impairment, or

(ii) subparagraph (2.32)(g)(ii) has died or has, after the disposition of the subject shares, suffered one or more severe and prolonged impairments in physical or mental functions, the conditions in paragraphs (2.32)(g) and (h) are deemed to be met as of the time of the death or mental or physical impairment.

Immediate intergenerational business transfer

(2.31) Paragraph (2)(e) applies at the time of a disposition of subject shares by a taxpayer to a purchaser corporation if the following conditions are met:

(a) immediately before the disposition of the subject shares (referred to in this subsection as the “disposition time”), the taxpayer – either alone or together with a spouse or common-law partner of the taxpayer – controls the subject corporation, and no other person or group of persons controls, directly or indirectly in any manner whatever, the subject corporation;

(b) at the disposition time,

(i) the taxpayer is an individual (other than a trust),

(ii) the purchaser corporation is controlled by one or more children (within the meaning of paragraph (2.3)(a), referred to in this subsection as the “child” or “children”) of the taxpayer, each of whom is 18 years of age or older, and

(iii) the subject shares are qualified small business corporation shares or shares of the capital stock of a family farm or fishing corporation as defined in subsection 110.6(1);

(c) at all times after the disposition time, the taxpayer does not – either alone or together with a spouse or common law partner of the taxpayer – control, directly or indirectly in any manner whatever,

56 Chapter 1

(i) the subject corporation,

(ii) the purchaser corporation, or

(iii) any other person or partnership (referred to in this subsection as a “relevant group entity”) that carries on, at the disposition time, an active business (referred to in this subsection as a “relevant business”) that is relevant to the determination of whether the subject shares satisfy the condition in subparagraph (b)(iii);

(d) at all times after the disposition time, the taxpayer does not – either alone or together with a spouse or common law partner of the taxpayer – own, directly or indirectly,

(i) 50% or more of any class of shares, other than shares of a specified class as defined in subsection 256(1.1) (in this subsection referred to as “non-voting preferred shares”), of the capital stock of the subject corporation or of the purchaser corporation, or

(ii) 50% or more of any class of equity interest (other than non-voting preferred shares) in any relevant group entity;

(e) within 36 months of the disposition time and at all times thereafter, the taxpayer and a spouse or common-law partner of the taxpayer does not own, directly or indirectly,

(i) any shares, other than non-voting preferred shares of the capital stock of the subject corporation or of the purchaser corporation, or

(ii) any equity interest (other than non-voting preferred shares) in any relevant group entity;

(f) from the disposition time until 36 months after that time,

(i) the child or group of children, as the case may be, controls the subject corporation and the purchaser corporation,

(ii) the child, or at least one member of the group of children, as the case may be, is actively engaged on a regular, continuous and substantial basis (within the meaning of paragraph 120.4(1.1)(a)) in a relevant business of the subject corporation or a relevant group entity, and

(iii) each relevant business of the subject corporation and any relevant group entity is carried on as an active business;

(g) within 36 months of the disposition time or such greater period of time as is reasonable in the circumstances, the taxpayer and a spouse or common-law partner of the taxpayer takes reasonable steps to

(i) transfer management of each relevant business of the subject corporation and any relevant group entity to the child or children referred to in subparagraph (f)(ii), and

(ii) permanently cease to manage any relevant business of the subject corporation and any relevant group entity; and

(h) the taxpayer and the child, or the taxpayer and each member of the group of children, as the case may be,

(i) jointly elect, in prescribed form, for paragraph (2)(e) to apply in respect of the disposition of the subject shares, and

(ii) file the election with the Minister on or before the taxpayer’s filing-due date for the taxation year that includes the disposition time.

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Gradual intergenerational business transfer

(2.32) Paragraph (2)(e) applies to a disposition of subject shares by a taxpayer to a purchaser corporation if the following conditions are met:

(a) immediately before the disposition of the subject shares (referred to in this subsection as the “disposition time”), the taxpayer — either alone or together with a spouse or common-law partner of the taxpayer – controls the subject corporation, and no other person or group of persons controls, directly or indirectly in any manner whatever, the subject corporation;

(b) at the disposition time,

(i) the taxpayer is an individual (other than a trust),

(ii) the purchaser corporation is controlled by one or more children (within the meaning of paragraph (2.3)(a), and referred to in this subsection as the “child” or “children”) of the taxpayer, each of whom is 18 years of age or older, and

(iii) the subject shares are qualified small business corporation shares or shares of the capital stock of a family farm or fishing corporation as defined in subsection 110.6(1);

(c) at all times after the disposition time, the taxpayer does not — either alone or together with a spouse or common law partner of the taxpayer – control

(i) the subject corporation,

(ii) the purchaser corporation, or

(iii) any other person or partnership (referred to in this subsection as a “relevant group entity”) that carries on, at the disposition time, an active business (referred to in this subsection as a “relevant business”) that is relevant to the determination of whether the subject shares satisfy the condition in subparagraph (b)(iii);

(d) at all times after the disposition time, the taxpayer does not – either alone or together with a spouse or common law partner of the taxpayer — own, directly or indirectly,

(i) 50% or more of any class of shares, other than shares of a specified class as defined in subsection 256(1.1) (in this subsection referred to as “non-voting preferred shares”), of the capital stock of the subject corporation or of the purchaser corporation, or

(ii) 50% or more of any class of equity interest (other than non-voting preferred shares) in any relevant group entity;

(e) within 36 months of the disposition time and at all times thereafter, the taxpayer and a spouse or common-law partner of the taxpayer does not own, directly or indirectly,

(i) any shares, other than non-voting preferred shares of the capital stock of the subject corporation or of the purchaser corporation, or

(ii) any equity interest (other than non-voting preferred shares) in any relevant group entity;

(f) within 10 years after the disposition time (referred to in this subsection as the “final sale time”) and at all times after, the taxpayer and a spouse or common-law partner of the taxpayer does not own, directly or indirectly,

(i) in the case of a disposition of subject shares that are, at the disposition time, shares of the capital stock of a family farm or fishing corporation as defined in subsection 110.6(1), interests (including any debt or equity interest) in any of the subject corporation, the purchaser corporation, and any relevant group entity with a fair market value that exceeds 50% of the fair market value of all the interests that were owned, directly or indirectly, by the taxpayer and a spouse or common-law partner of the taxpayer immediately before the disposition time, or

58 Chapter 1

(ii) in the case of a disposition of subject shares that are, at the disposition time, qualified small business corporation shares as defined in subsection 110.6(1) (other than subject shares described in subparagraph (i)), interests (including any debt or equity interest) in any of the subject corporation, the purchaser corporation, and any relevant group entity with a fair market value that exceeds 30% of the fair market value of all the interests that were owned, directly or indirectly, by the taxpayer and a spouse or common-law partner of the taxpayer immediately before the disposition time;

(g) subject to subsection (2.3), from the disposition time until the later of 60 months after the disposition time and the final sale time,

(i) the child or group of children, as the case may be, controls the subject corporation and the purchaser corporation,

(ii) the child, or at least one member of the group of children, as the case may be, is actively engaged on a regular, continuous and substantial basis (within the meaning of paragraph 120.4(1.1)(a)) in a relevant business of the subject corporation or a relevant group entity, and

(iii) any relevant business of the subject corporation and any relevant group entity is carried on as an active business;

(h) subject to subsection (2.3), within 60 months of the disposition time or such greater period of time as is reasonable in the circumstances, the taxpayer and a spouse or common-law partner of the taxpayer takes reasonable steps to

(i) transfer management of any relevant business of the subject corporation and any relevant group entity to the child or children referred to in subparagraph (g)(ii), and

(ii) permanently cease to manage any relevant business of the subject corporation and any relevant group entity; and

(i) the taxpayer and the child, or the taxpayer and each member of the group of children, as the case may be,

(i) jointly elect, in prescribed form, for paragraph (2)(e) to apply in respect of the disposition of the subject shares, and

(ii) file the election with the Minister on or before the taxpayer’s filing-due date for the taxation year that includes the disposition time.

(3) Subsections (1) and (2) apply to dispositions of shares that occur on or after January 1, 2024.

13 (1) Paragraph 87(2)(j.6) of the Act is replaced by the following:

Continuing corporation

(j.6) for the purposes of paragraphs 12(1)(t) and (x), subsections 12(2.2) and 13(7.1), (7.4) and (24), paragraphs 13(27)(b) and (28)(c), subsections 13(29) and 18(9.1), paragraphs 20(1)(e), (e.1) and (hh), sections 20.1 and 32, paragraph 37(1)(c), subsection 39(13), subparagraphs 53(2)(c)(vi) and (h)(ii), paragraph 53(2)(s), subsections 53(2.1), 66(11.4), 66.7(11), 84.1(2.31) and (2.32), and 127(10.2), section 139.1, subsection 152(4.3), the determination of D in the definition undepreciated capital cost in subsection 13(21) and the determination of L in the definition cumulative Canadian exploration expense in subsection 66.1(6), the new corporation is deemed to be the same corporation as, and a continuation of, each predecessor corporation;

(2) Subsection (1) comes into force on January 1, 2024.

14 (1) Subsection 152(4) of the Act is amended by adding the following after paragraph (b.7):

(b.8) the assessment, reassessment or additional assessment is made before the day that is

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(i) three years after the end of the normal reassessment period for the taxpayer in respect of the year and made in respect of a disposition, in the year, of shares of the capital stock of a corporation resident in Canada in respect of which the taxpayer filed an election under paragraph 84.1(2.31)(h), or

(ii) ten years after the end of the normal reassessment period for the taxpayer in respect of the year and made in respect of a disposition, in the year, of shares of the capital stock of a corporation resident in Canada in respect of which the taxpayer filed an election under paragraph 84.1(2.32)(i);

(2) Subsection (1) comes into force on January 1, 2024.

15 (1) Section 160 of the Act is amended by adding the following after subsection (1.4):

Joint liability – intergenerational business transfer

(1.5) If a taxpayer and one or more other taxpayers have jointly elected under

(a) paragraph 84.1(2.31)(h) in respect of a disposition of shares of the capital stock of a corporation resident in Canada, they are jointly and severally, or solidarily, liable for the tax payable by the taxpayer under this Part to the extent that the tax payable by the taxpayer is greater than it would have been if the disposition had satisfied the conditions of subsection 84.1(2.31); or

(b) paragraph 84.1(2.32)(i) in respect of a disposition of shares of the capital stock of a corporation resident in Canada, they are jointly and severally, or solidarily, liable for the tax payable by the taxpayer under this Part to the extent that the tax payable by the taxpayer is greater than it would have been if the disposition had satisfied the conditions of subsection 84.1(2.32).

(2) Subsection (1) comes into force on January 1, 2024.

Investment Tax Credit for Clean Hydrogen

16 The Act is modified to give effect to the proposals relating to the Investment Tax Credit for Clean Hydrogen as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Clean Technology Investment Tax Credit – Geothermal Energy

17 The Act is modified to give effect to the proposals relating to the Clean Technology Investment Tax Credit — Geothermal Energy as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Labour Requirements Related to Certain Investment Tax Credits

18 The Act is modified to give effect to the proposals relating to the Labour Requirements Related to Certain Investment Tax Credits as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Investment Tax Credit for Clean Technology Manufacturing

19 The Act is modified to give effect to the proposals relating to the Investment Tax Credit for Clean Technology Manufacturing as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

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Zero-Emission Technology Manufacturers

20 The Act is modified to give effect to the proposals relating to the Zero-Emission Technology Manufacturers as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Investment Tax Credit for Carbon Capture, Utilization, and Storage

21 (1) The Act is amended by adding the following after section 211.91:

PART XII.7

Carbon Capture, Utilization and Storage

CCUS knowledge sharing

211.92 (1) The following definitions apply in this section.

annual operations knowledge sharing report means the annual operations knowledge sharing report containing the information described by the Minister of Natural Resources in the “CCUS-ITC – Technical Guidance Document” as published by the Minister of Natural Resources and amended from time to time, in the form annexed to the CCUS-ITC – Technical Guidance Document. (rapport annuel sur l’échange de connaissances d’exploitation)

construction and completion knowledge sharing report means the construction and completion knowledge sharing report containing the information described by the Minister of Natural Resources in the “CCUS-ITC – Technical Guidance Document” as published by the Minister of Natural Resources and amended from time to time, in the form annexed to the CCUS-ITC – Technical Guidance Document. ( rapport sur l’échange de connaissances de la construction et la réalisation)

first day of commercial operations means the day on which captured carbon dioxide is first delivered to a carbon transportation, carbon storage, or carbon use system for the purpose of storage or use. ( premier jour des activités commerciales)

knowledge sharing CCUS project means a qualified CCUS project that

(a) is expected to incur qualified CCUS expenditures of $250 million or more over the life of the project based on the most recent project evaluation issued by the Minister of Natural Resources for the project; or

(b) has incurred $250 million or more of qualified CCUS expenditures before the first day of commercial operations of a CCUS project. (projet CUSC requérant l’échange de connaissances)

knowledge sharing taxpayer means a taxpayer that deducted a CCUS tax credit from its tax otherwise payable under Part I for a taxation year ending before the first day of commercial operations of a knowledge sharing CCUS project. (contribuable échangeant des connaissances)

reporting-due day means

(a) in respect of the construction and completion knowledge sharing report, the last day of the sixth month beginning after the first day of commercial operations; and

(b) in respect of an annual operations knowledge sharing report,

(i) if the report is the first such report, and

(A) if the first day of commercial operations is before October 1 in a calendar year, June 30 of the following calendar year, or

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(B) if the first day of commercial operations is after September 30 in a calendar year, June 30 of the second calendar year after the calendar year which includes the first day of commercial operations; and

(ii) if the report is not the first report, each June 30 of the first four calendar years immediately following the calendar year which includes the June 30 referred to in subparagraph (i). (date d’échéance de la déclaration)

reporting period means,

(a) in respect of the construction and completion knowledge sharing report, the period that begins on the first day an expenditure for a qualified CCUS project is incurred and ends on the first day of commercial operations of the knowledge sharing CCUS project; and

(b) in respect of an annual operations knowledge sharing report, each period that begins on the first day of commercial operations and ends on the last day of the calendar year ending immediately before the reporting-due day for the annual operations knowledge sharing report. (période de déclaration)

Knowledge sharing report

(2) A knowledge sharing taxpayer in respect of each reporting period shall submit the annual operations knowledge sharing report and construction and completion knowledge sharing report to the Minister of Natural Resources on or before the reporting-due day for the report.

Report disclosure

(3) The Department of Natural Resources shall publish on a website, maintained by the Government of Canada, each knowledge sharing report referred to in subsection (2) as soon as practicable after a taxpayer has submitted the report.

Penalty

(4) Every knowledge sharing taxpayer that fails to provide the report required under subsection (2) in respect of a reporting period is liable to a penalty in the amount of $2 million payable the day after the reporting-due day.

Provisions applicable

(5) Sections 152, 158 and 159, subsection 161(11), sections 165 to 167 and Division J of Part I apply to this section, with any modifications that the circumstances require.

CCUS climate risk disclosure

211.93 (1) The following definitions apply in this section.

exempt corporation at any time, means a corporation that does not have an ownership interest, whether directly or indirectly, in a qualified CCUS project that has incurred expenditures, or is expected to incur expenditures (based on the most recent project evaluation issued by the Minister of Natural Resources for the project), of $20 million or more. (société exonérée)

reporting-due day means the day that is nine months after the day on which the reporting taxation year ends. (date d’échéance de la déclaration)

reporting taxation year means,

(a) the first taxation year in which a taxpayer, in respect of a qualified CCUS project, deducted a CCUS tax credit from its tax otherwise payable under Part I; and

(b) each taxation year that

(i) begins after a taxation year referred to in paragraph (a), and

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(ii) ends before the twenty-first calendar year after the end of the taxation year which includes the first day of commercial operations (as defined in subsection 211.92(1)) of the qualified CCUS project. (année d’imposition de la déclaration)

Climate risk disclosure report

(2) A corporation (other than an exempt corporation) that has deducted a CCUS tax credit shall, on or before the reporting-due day for each reporting taxation year, make available to the public, in the manner prescribed by the Income Tax Regulations, a climate risk disclosure report for the year containing the information prescribed by the Income Tax Regulations.

Penalty

(3) Every corporation that fails to satisfy subsection (2) in respect of a reporting taxation year is liable to a penalty in the amount that is the lesser of,

(a) 4% of the total of all amounts, each of which is a CCUS tax credit deducted by the corporation in respect of each taxation year that ended before the reporting-due day for the reporting taxation year; and

(b) $1 million.

Provisions applicable

(4) Sections 152, 158 and 159, subsection 161(11), sections 165 to 167 and Division J of Part I apply to this section, with any modifications that the circumstances require.

(2) Subsection (1) is deemed to have come into force on January 1, 2022.

22 (1) The Regulations are amended by adding the following after section 8200.3:

Prescribed information – Climate risk disclosure report

8200.4 (1) For the purposes of subsection 211.93(2) of the Income Tax Act, prescribed information in a corporation’s climate risk disclosure report means information that

(a) describes the climate-related risks and opportunities for the corporation based on the following thematic areas:

(i) the corporation’s governance in respect of climate-related risks and opportunities,

(ii) the actual and potential impacts of climate-related risks and opportunities on the corporation’s businesses, strategy, and financial planning where such information is material,

(iii) the processes used by the corporation to identify, assess, and manage climate related risks, and

(iv) the metrics and targets used by the corporation to assess and manage relevant climate-related risks and opportunities; and

(b) explains how the corporation’s governance, strategies, policies and practices contribute to achieving Canada’s

(i) commitments under the Paris Agreement made on December 12, 2015, and

(ii) goal of net-zero emissions by 2050.

(2) For the purposes of subsection 211.93(2) of the Income Tax Act, a climate risk disclosure report is deemed to have been made public in a prescribed manner if the report includes the date it was published and is made publicly available by, or on behalf of, the corporation on its internet website for a period of at least three years after the reporting-due day.

(2) Subsection (1) is deemed to have come into force on January 1, 2022.

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23 The Act is modified to give effect to the other proposals relating to the Investment Tax Credit for Carbon Capture, Utilization, and Storage as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Flow-Through Shares and Critical Mineral Exploration Tax Credit – Lithium from Brines

24 The Act is modified to give effect to the proposals relating to the Flow-Through Shares and Critical Mineral Exploration Tax Credit – Lithium from Brines as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Tax on Repurchases of Equity

25 (1) The Act is amended by adding the following after section 183.2:

PART II.2

Tax on Repurchases of Equity

Definitions

183.3 (1) The following definition apply in this Part.

covered entity for a taxation year, means an entity that is a corporation, trust or partnership if at any time in the taxation year

(a) equity of the entity is listed on a designated stock exchange; and

(b) the entity is

(i) a corporation resident in Canada (other than a mutual fund corporation),

(ii) a mutual fund trust that

(A) is a real estate investment trust (as defined in subsection 122.1(1)),

(B) is a SIFT trust, or

(C) would be a SIFT trust if each reference to “subject entity” in paragraph (a) of the definition non-portfolio property in subsection 122.1(1) was read as “partnership, trust or corporation”, paragraph (b) of that definition was read without references to the word “Canadian” and paragraph (c) of that definition was read without reference to the words “in Canada”, or

(iii) a partnership that

(A) is a SIFT partnership, or

(B) would be a SIFT partnership if each reference to “subject entity” in paragraph (a) of the definition non-portfolio property in subsection 122.1(1) was read as “partnership, trust or corporation”, paragraph (b) of that definition was read without references to the word “Canadian” and paragraph (c) of that definition was read without reference to the words “in Canada”. (entité visée)

equity of an entity, means, if the entity is

(a) a corporation, a share of the capital stock of the corporation;

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(b) a trust, an income or capital interest in the trust; and

(c) a partnership, an interest as a member of the partnership. (capitaux propres)

reorganization or acquisition transaction means

(a) an issuance of equity by a covered entity unless

(i) cash is the only consideration paid to the entity in exchange for the issuance, or

(ii) the issuance is made to an employee of the covered entity (or an entity related to the covered entity) in the course of the employee’s employment; and

(b) a redemption, acquisition or cancellation of equity by a covered entity in the course of

(i) an exchange of equity by a holder if no consideration other than equity (that does not include any substantive debt) of the covered entity is received by the holder for the equity,

(ii) a winding-up of the covered entity during which all or substantially all of the property owned by the covered entity is distributed to the equity holders of the covered entity,

(iii) an amalgamation of the covered entity with one or more other predecessor corporations to which subsection 87(1) applies if each person or partnership who, immediately before the amalgamation, owns equity of the covered entity, receives no consideration for the disposition of their equity on the amalgamation, other than equity (that does not include any substantive debt) of the new corporation referred to in subsection 87(1), or

(iv) a reorganization of the covered entity’s business to which paragraph 55(3)(a) or (b) applies. (opération de réorganisation ou d’acquisition)

specified affiliate at any time, of a covered entity, means a corporation, trust or partnership (in this definition referred to as an “affiliate”) if at that time, the covered entity

(a) controls, directly or indirectly, the affiliate, or

(b) owns, directly or indirectly, more than 50% of the fair market value of the equity of the affiliate. (société affiliée déterminée)

substantive debt of an entity means equity that, pursuant to its terms

(a) is not convertible or exchangeable (other than for equity that if issued would be substantive debt of the same entity);

(b) is non-voting;

(c) the annual rate of the dividend or other distribution payable on the equity, if any, is expressed as a fixed percentage of an amount equal to the fair market value of the consideration for which the equity was issued; and

(d) the amount that any holder of the equity is entitled to receive on the redemption, cancellation or acquisition of the equity by the entity or by a person or partnership with whom the entity does not deal at arm’s length or is affiliated with cannot exceed the total of an amount equal to the fair market value of the consideration for which the equity was issued and the amount of any unpaid distributions or dividends thereon. (dette substantielle)

Tax payable

(2) Every person or partnership that is a covered entity for a taxation year shall pay a tax for the taxation year equal to the amount determined by the formula

0.02 × (A – B)

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where

A

is the total fair market value of equity (other than substantive debt) of the covered entity that is redeemed, acquired or cancelled (other than by a reorganization or acquisition transaction) in the taxation year by the covered entity (except equity acquired from a specified affiliate that was previously deemed to have been acquired by the covered entity under subsection (5)); and

B

is the total fair market value of equity (other than substantive debt) of the covered entity that is issued (other than in the course of a reorganization or acquisition transaction) in the taxation year.

Tax payable – anti-avoidance

(3) Equity that is redeemed, acquired or cancelled or that is issued by a covered entity as part of a transaction (as defined in subsection 245(1)), or series of transactions, shall be included in variable A or excluded from variable B of subsection (2) (as applicable) if it is reasonable to consider that the primary purpose of the transaction or series is to cause a decrease in the amount under variable A of subsection (2) or an increase in the amount under variable B of subsection (2).

De minimis rule

(4) Despite subsection (2), if the amount determined for variable A in subsection (2) for a taxation year is less than $1,000,000 (prorated based on the number of days in the taxation year if the taxation year is less than 365 days), no tax is payable under this Part for the taxation year.

Similar transactions

(5) For the purposes of subsection (2), if a specified affiliate of a covered entity acquires equity of the covered entity, the equity is deemed to be acquired by the covered entity unless

(a) the	specified affiliate is a registered securities dealer that

(i) acquires the equity in the capacity of an agent in the ordinary course of business, and

(ii) disposes of the equity to customers within a reasonable period of time that is consistent with the holding of equity in the ordinary course of business; or

(b) the	specified affiliate is a trust established for the benefit of employees and former employees of the covered entity that satisfies the following conditions

(i) the trust is an employee benefit plan, and

(ii) the terms of the trust provide that any equity of the covered entity acquired or held by the trust cannot be transferred to, or otherwise be available for the benefit of, the covered entity or to any specified affiliate of the covered entity.

Similar transactions — anti-avoidance

(6) If it is reasonable to consider that one of the main purposes of a transaction (as defined in subsection 245(1)), or series of transactions, is to cause a person or partnership to acquire equity of a covered entity to avoid the tax otherwise payable under this Part, the person or partnership shall be deemed to be a specified affiliate of the covered entity from the time that the transaction or series commenced until immediately after the time the transaction or series ends.

Return

183.4 (1) Every covered entity that redeems, acquires or cancels equity of the entity in a taxation year, shall

(a)

if the entity is a corporation, on or before the day it is required to file its return of income under Part I for the year, file with the Minister a return for the year under this Part in prescribed form;

(b)	if the entity is a trust, the trustee of the trust shall, within 90 days from the end of the taxation year, file with the Minister a return for the year under this Part in prescribed form; and

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(c) if the entity is a partnership, a member of the partnership that has authority to act for the partnership shall file with the Minister a return for the year under this Part in prescribed form on or before the earlier of

(i) the day that is five months after the end of the taxation year, and

(ii) March 31 in the calendar year immediately following the calendar year in which the taxation year ended.

Provisions applicable to Part

(2) Subsections 150(2) and (3), sections 152, 158 and 159, subsections 160.1(1) and 161(1) and (11), sections 162 to 167 and Division J of Part I are applicable to this Part with such modifications as the circumstances require.

(2) Subsection (1) applies to transactions that occur after 2023.

General Anti-Avoidance Rule

26 (1) Paragraph 152(4)(b) of the Act is amended by striking out “or” at the end of subparagraph (vi), by adding “or” at the end of subparagraph (vii) and by adding the following after subparagraph (vii):

(viii) is made to give effect to the application of section 245 in respect of a transaction, unless the transaction was disclosed by the taxpayer to the Minister in accordance with section 237.3;

(2) Paragraph 152(4.01)(b) of the Act is amended by striking out “or” at the end of subparagraph (ix), by adding “or” at the end of subparagraph (x) and by adding the following after subparagraph (x):

(xi) the transaction referred to in subparagraph (4)(b)(viii);

27 Section 237.3 of the Act is amended by adding the following after subsection (12):

Optional disclosure – GAAR

(12.1) If subsection (2) does not apply to a taxpayer in respect of a transaction, the taxpayer may file an information return in prescribed form and containing prescribed information in respect of the transaction within the time limits set out in subsection (5), determined as if the transaction were a reportable transaction in respect of the taxpayer.

28 (1) Section 245 of the Act is amended by adding the following before subsection (1):

Preamble

(0.1) This section of the Act contains the general anti-avoidance rule, which

(a) applies to deny the tax benefit of avoidance transactions that result directly or indirectly either in a misuse of provisions of the Act (or any of the enactments listed in subparagraphs (4)(a)(ii) to (v)) or an abuse having regard to those provisions read as a whole, while allowing taxpayers to obtain tax benefits contemplated by the relevant provisions;

(b) strikes a balance between

(i) taxpayers’ need for certainty in planning their affairs, and

(ii) the government of Canada’s responsibility to protect the tax base and the fairness of the tax system; and

(c) can apply regardless of whether a tax strategy is foreseen.

(2) Subsection 245(3) of the Act is replaced by the following:

Avoidance transaction

(3) A transaction is an avoidance transaction if

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(a) the transaction

(i) but for this section, would result, directly or indirectly, in a tax benefit, or

(ii) is part of a series of transactions, which series, but for this section, would result, directly or indirectly, in a tax benefit; and

(b) it may reasonably be considered that one of the main purposes for undertaking or arranging the transaction was to obtain the tax benefit.

(3) Section 245 of the Act is amended by adding the following after subsection (4):

Economic substance

(4.1) If an avoidance transaction is significantly lacking in economic substance, that tends to indicate that the transaction results in a misuse under paragraph (4)(a) or an abuse under paragraph (4)(b) and for these purposes, factors that tend – depending on the particular circumstances – to establish that a transaction or series of transactions is significantly lacking in economic substance include

(a) all or substantially all of the opportunity for gain or profit and risk of loss of the taxpayer – taken together with those of all non-arm’s length taxpayers – remains unchanged, including because of

(i) a circular flow of funds,

(ii) offsetting financial positions, or

(iii) the timing between steps in the series;

(b) it is reasonable to conclude that, at the time the transaction was entered into, the expected value of the tax benefit exceeded the expected non-tax economic return (which excludes both the tax benefit and any tax advantages connected to another jurisdiction); and

(c) it is reasonable to conclude that the entire, or almost entire, purpose for undertaking or arranging the transaction or series was to obtain the tax benefit.

(4) Section 245 of the Act is amended by adding the following after subsection (5):

Penalty

(5.1) If subsection (2) applies to a person in respect of a transaction, the person is liable to a penalty for the taxation year to which the transacction relates, equal to 25% of the amount of the tax benefit that would, but for that subsection, result directly or indirectly from the transaction or series of transaction that includes the transaction, unless the transaction was disclosed to the Minister under subsection 237.3(2) or (12.1).

Penalty – tax attributes

(5.2) For the purposes of subsection (5.1), the amount of a tax benefit described in paragraph (c) of the definition tax benefit in subsection (1) is deemed to be nil.

Dividend Received Deduction by Financial Institutions

29 (1) Section 112 of the Act is amended by adding the following after subsection (2):

Mark-to-market property

(2.01) No deduction may be made under subsection (1) or (2) or 138(6) in computing the taxable income of a corporation for a taxation year in respect of a dividend received on a share if

(a) the corporation is a financial institution at any time in the year; and

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(b) the share

(i) is a mark-to-market property of the corporation for the year, or

(ii) would be a mark-to-market property of the corporation for the year if the share was held at any time in the year by the corporation.

Tracking property

(2.02) For the purpose of paragraph (2.01)(b), a share (other than a share of a financial institution) that is a tracking property of a corporation at any time in a taxation year is deemed to be mark-to-market property of the corporation for the year.

(2) Paragraph 112(6)(c) of the Act is replaced by the following:

(c) financial institution, mark-to-market property, and tracking property have the meanings assigned by subsection 142.2(1).

(3) Subsections (1) and (2) apply in respect of dividends received after 2023.

Income Tax and GST/HST Treatment of Credit Unions

30 The Act is modified to give effect to the proposals relating to the Income Tax and GST/HST Treatment of Credit Unions as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

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    Notice of Ways and Means Motion to amend the Excise Tax Act

    That it is expedient to amend the Excise Tax Act as follows:

GST/HST Treatment of Payment Card Clearing Services

1 (1) The definition financial service in subsection 123(1) of the Excise Tax Act is amended by adding the following after paragraph (r.5):

(r.6) a service (other than a prescribed service) that is supplied by a payment card network operator in respect of a payment card network (as those terms are defined in section 3 of the Payment Card Networks Act) and that is

(i) a service in respect of the authorization of a transaction in respect of money, an account, a credit card voucher, a charge card voucher or a financial instrument,

(ii) a clearing or settlement service in respect of money, an account, a credit card voucher, a charge card voucher or a financial instrument, or

(iii) a service provided in conjunction with a service referred to in subparagraph (i) or (ii),

(2) Subsection (1) applies to a service rendered under an agreement for a supply if

(a) any consideration for the supply becomes due after Budget Day or is paid after that day without having become due; or

(b) all of the consideration for the supply became due or was paid on or before Budget Day, except that, for the purposes of Part IX of the Act, other than Division IV of that Part, subsection (1) does not apply in respect of the service if

(i) the supplier did not, on or before Budget Day, charge, collect or remit any amount as or on account of tax under Part IX of the Act in respect of the supply, and

(ii) the supplier did not, on or before Budget Day, charge, collect or remit any amount as or on account of tax under Part IX of the Act in respect of any other supply that is made under the agreement and that includes the provision of a service referred to in paragraph (r.6) of the definition financial service in subsection 123(1) of the Act, as amended by subsection (1).

(3) Despite section 298 of the Act, the Minister of National Revenue may assess, reassess or make an additional assessment of any amount payable or remittable by a person in respect of a supply of a service referred to in paragraph (r.6) of the definition financial service in subsection 123(1) of the Act, as amended by subsection (1), at any time on or before the later of the day that is one year after the day on which the legislation enacting subsection (1) receives royal assent and the last day of the period otherwise allowed under that section for making the assessment, reassessment or additional assessment.

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Notice of Ways and Means Motion to amend the Excise Act, 2001

That it is expedient to amend the Excise Act, 2001 as follows:

Alcohol Excise Duty

1 (1) Section 123.1 of the Excise Act, 2001 is amended by adding the following after subsection (2):

Adjustment – 2023

(2.1) In respect of the inflationary adjusted year that is 2023, the description of B in paragraph (2)(a) is deemed to be equal to 1.02.

(2) Subsection (1) comes into force or is deemed to have come into force on April 1, 2023.

2 (1) Section 135.1 of the Act is amended by adding the following after subsection (2):

Adjustment – 2023

(2.1) In respect of the inflationary adjusted year that is 2023, the description of B in paragraph (2)(a) is deemed to be equal to 1.02.

(2) Subsection (1) comes into force or is deemed to have come into force on April 1, 2023.

Cannabis Taxation – Quarterly Duty Remittances

3 (1) Subsection 159(1.01) of the Act is replaced by the following:

Fiscal months – vaping product licensee

(1.01) For the purposes of this Act, the fiscal months of a vaping product licensee are calendar months.

(2) Subsection (1) comes into force or is deemed to have come into force on April 1, 2023.

4 (1) Subsection 159.1(1) of the Act is replaced by the following:

Reporting period – general

159.1 (1) Subject to this section, the reporting period of a person is a fiscal month.

Reporting period – cannabis licensee

(1.1) The reporting period of a cannabis licensee is a calendar quarter, being a period of three months beginning on the first day of January, April, July or October.

(2) Subsection (1) comes into force or is deemed to have come into force on April 1, 2023.

5 (1) Section 159.2 of the Act is repealed.

(2) Subsection (1) comes into force or is deemed to have come into force on April 1, 2023.

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Notice of Ways and Means Motion to amend the Excise Act

That it is expedient to amend the Excise Act as follows:

Alcohol Excise Duty

1 (1) Section 170.2 of the Excise Act is amended by adding the following after subsection (2):

Adjustment – 2023

(2.1) In respect of the inflationary adjusted year that is 2023, the description of B in paragraph (2)(a) is deemed to be equal to 1.02.

(2) Subsection (1) comes into force or is deemed to have come into force on April 1, 2023.

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Notice of Ways and Means Motion to amend the Air Travellers Security Charge Act

That it is expedient to amend the Air Travellers Security Charge Act as follows:

Air Travellers Security Charge

1 (1) The portion of paragraph 12(1)(a) of the Air Travellers Security Charge Act before subparagraph (i) is replaced by the following:

(a) $9.46 for each chargeable emplanement included in the service, to a maximum of $18.92, if

(2) The portion of paragraph 12(1)(b) of the Act before subparagraph (i) is replaced by the following:

(b) $9.94 for each chargeable emplanement included in the service, to a maximum of $19.87, if

(3) The portion of paragraph 12(1)(c) of the Act before subparagraph (i) is replaced by the following:

(c) $16.08 for each chargeable emplanement included in the service, to a maximum of $32.16, if

(4) The portion of paragraph 12(1)(d) of the Act before subparagraph (i) is replaced by the following:

(d) $16.89 for each chargeable emplanement included in the service, to a maximum of $33.77, if

(5) Paragraph 12(1)(e) of the Act is replaced by the following:

(e) $34.42, if the service includes transportation to a destination outside the continental zone.

(6) The portion of paragraph 12(2)(a) of the Act before subparagraph (i) is replaced by the following:

(a) $16.08 for each chargeable emplanement by an individual on an aircraft used to transport the individual to a destination outside Canada but within the continental zone, to a maximum of $32.16, if

(7) The portion of paragraph 12(2)(b) of the Act before subparagraph (i) is replaced by the following:

(b) $16.89 for each chargeable emplanement by an individual on an aircraft used to transport the individual to a destination outside Canada but within the continental zone, to a maximum of $33.77, if

(8) Paragraph 12(2)(c) of the Act is replaced by the following:

(c) $34.42, if the service includes transportation to a destination outside the continental zone.

(9) Subsections (1) to (8) apply in respect of an air transportation service that includes a chargeable emplanement after April 2023 unless,

(a) if any consideration is paid or payable in respect of the service, all of the consideration is paid before May 2023; or

(b) if no consideration is paid or payable in respect of the service, a ticket is issued before May 2023.

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